Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BETWEEN

EXELON CORPORATION

AND

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

DATED AS OF DECEMBER 20, 2004

i

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AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2004 between Exelon Corporation, a Pennsylvania corporation (“Parent”), and Public Service Enterprise Group Incorporated, a New Jersey corporation (the “Company”) (Parent and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent and the Company have each approved the merger of the Company with and into Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Common Stock, no par value per share, of the Company (“Company Common Stock,” and the shares of Company Common Stock are hereinafter referred to as the “Shares”), other than Shares owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, no par value per share, of Parent (the “Parent Shares”);

     WHEREAS, the Board of Directors of the Company has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and the Company’s shareholders, has approved this Agreement and the Merger and has recommended that the Company’s shareholders approve this Agreement;

     WHEREAS, the Board of Directors of Parent has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and Parent’s shareholders, has approved this Agreement and the Merger and has recommended that Parent’s shareholders approve the issuance of Parent Shares in the Merger;

     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

     WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

ARTICLE I
INTERPRETATION; DEFINITIONS

     Section 1.1 Interpretation; Definitions. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any reference to the Surviving Corporation or to Parent after giving effect to the Merger means Parent as the Surviving Corporation. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     “Acquisition Agreement” shall have the meaning set forth in Section 6.2(a).

     “Affected Employees” shall have the meaning set forth in Section 7.1(c).

     “Affiliate” shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

     “Agreement” means this Agreement and Plan of Merger between Parent and the Company.

     “Articles of Merger” shall have the meaning set forth in Section 2.3.

     “Assumed Stock-Based Award” shall have the meaning set forth in Section 7.2(b).

     “Atomic Energy Act” means the Atomic Energy Act of 1954, as amended.

     “Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental, vision care, life insurance or other plan, program or arrangement providing compensation or benefits to or in respect of any current or former employee, officer or director of the Company or Parent, as the case may be, or any of their respective Subsidiaries.

     “BPU” means the New Jersey Board of Public Utilities.

     “Burdensome Action” means any action that (i) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent after giving effect to the Merger or (ii) involves (A) divesting or holding separate any nuclear generation assets of Parent, the Company or any of their respective Subsidiaries or Affiliates unless otherwise agreed by the Chief Executive Officers of each of Parent and the Company, (B) implementing any auction or other process to transfer control over an amount of nuclear base-load capacity materially in excess of that amount of nuclear base-load capacity that is proposed by the parties’ mutually agreed upon analysis of the mitigation sufficient to address the increased market concentration resulting from the Merger as set forth in the “Appendix A” analysis to be filed at FERC for base-load capacity or (C) divesting or holding separate an amount of peaking or mid-merit generation assets or capacity of Parent, the Company or any of their respective Subsidiaries or Affiliates materially in excess of that amount of peaking and mid-merit assets or capacity that is proposed by the parties’ mutually agreed upon analysis of the mitigation sufficient to address the increased market concentration resulting from the Merger as set forth in the “Appendix A” analysis to be filed at FERC for peaking and mid-merit capacity.

     “Burdensome Order” shall have the meaning set forth in Section 8.1(f).

     “Capital Stock” means, as applicable any capital stock of a corporation or any other equity interest (including preferred interests) in any Person including any equity interest (including preferred interests) in any partnership, limited liability company or limited liability partnership.

     “Certificate of Merger” shall have the meaning set forth in Section 2.3.

     “Certificates” shall have the meaning set forth in Section 3.3(b).

     “Closing Date” shall have the meaning set forth in Section 2.2.

     “Code” shall have the meaning set forth in the fourth recital provision of this Agreement.

     “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “Company Business Personnel” shall have the meaning set forth in Section 4.13(a).

     “Company Cash Award” shall have the meaning set forth in Section 7.2(b).

     “Company Cash Dividend Equivalents” means dividend equivalent awards under the Company Stock Plans that are settled in cash.

     “Company Cash Phantom Shares” means awards under the Company Stock Plans, Company’s Deferred Compensation Plan for Directors, the Company’s Deferred Compensation Plan for Certain Employees, the Company’s Deferred Compensation Plan for Nuclear Representatives to Nuclear Review Board, the Company’s Deferred Compensation Plan for Members of Nuclear Oversight Committee and employment contracts, the value of which are determined by the value of the Company Common Stock and which are settled in cash.

     “Company Common Stock” shall have the meaning set forth in the first recital provision of this Agreement.

     “Company DRIP” shall have the meaning set forth in Section 4.3(a).

     “Company Employee Savings Plan” shall have the meaning set forth in Section 4.3(a).

     “Company Equity Units” means the Company’s 9,200,000 outstanding Participating Units issued and outstanding as of the date hereof.

     “Company ESPP” shall have the meaning set forth in Section 4.3(a).

     “Company Filed SEC Documents” means the documents (including portions of exhibits containing the audited financial statements of the Company, the notes thereto or Management’s Discussion and Analysis of Financial Condition and Results of Operations but excluding all other exhibits or portions thereof) filed with or furnished to the SEC by the Company or any of its Subsidiaries and publicly available on the Electronic Data Gathering, Analysis and Retrieval System since December 31, 2001 and prior to the date of the execution of this Agreement.

     “Company Group” means (a) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, consists or consisted solely of the Company (or any predecessor), any Subsidiary of the Company (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, has or had the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) as the common parent, and (b) any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and consists or consisted solely of the Company (or any predecessor), any Subsidiary of the Company (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and has or had the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) as the common parent.

     “Company Indebtedness” means (a) indebtedness for borrowed money of the Company and its Subsidiaries, (b) obligations of the Company and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments or by letters of credit agreements, including purchase money obligations or other obligations relating to the deferred purchase price of property and (c) direct or indirect guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of any Person.

     “Company Insiders” shall have the meaning set forth in Section 7.11.

     “Company Joint Venture” means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of the Company and in which (i) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies) or (ii) the Company or a Subsidiary of the Company is a general partner.

     “Company Letter” means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

     “Company Material Contract” shall have the meaning set forth in Section 4.25.

     “Company Material Taxes” means (a) federal income Taxes imposed on any Company Group, (b) New Jersey Corporation Business Taxes imposed on the Company, any Subsidiary of the Company or any Company Group and (c) material foreign Taxes imposed on the Company, any Subsidiary of the Company or any Company Group (including, in the case of each reference to the Company or any Subsidiary of the Company, any predecessor thereof).

     “Company Non-US Compensation and Benefit Plans” shall have the meaning set forth in Section 4.12(h).

     “Company Nuclear Facilities” shall have the meaning set forth in Section 4.16(a).

     “Company Option Plans” shall have the meaning set forth in Section 4.3(a).

     “Company Performance Shares” shall mean the Performance Shares described under Company Stock Plans.

     “Company Performance Units” shall mean the Performance Units described under the Company Stock Plans.

     “Company Permits” shall have the meaning set forth in Section 4.9(a).

     “Company Preferred Stock” shall have the meaning set forth in Section 4.3(a).

     “Company Regulatory Approval Coordinators” shall have the meaning set forth in Section 7.10(d)(i).

     “Company Reporting Subsidiary” means each Subsidiary of the Company required to file documents with or furnish documents to the SEC pursuant to the Securities Act or the Exchange Act.

     “Company Required Statutory Approvals” shall have the meaning set forth in Section 4.5(b).

     “Company Restricted Shares” shall have the meaning set forth in Section 4.3(a).

     “Company RSUs” shall have the meaning set forth in Section 4.3(a).

     “Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

     “Company Shareholder Approval” shall have the meaning set forth in Section 7.3(a).

     “Company Shareholders Meeting” shall have the meaning set forth in Section 7.3(a).

     “Company Stock-Based Awards” means the Company Restricted Shares, the Company RSUs, the Company Performance Units, the Company Performance Shares, the Company Stock Phantom Shares and the Company Stock Equivalents that are payable in Company Common Stock.

     “Company Stock Dividend Equivalents” means dividend equivalent awards under the Company Stock Plans that are settled in Shares.

     “Company Stock Equivalents” shall have the meaning set forth in Section 4.3(a).

     “Company Stock Options” shall have the meaning set forth in Section 4.3(a).

     “Company Stock Phantom Shares” means awards under the Company Stock Plans the value of which are determined by the value of the Company Common Stock and which may be settled in Shares.

     “Company Stock Plans” shall have the meaning set forth in Section 4.3(a).

     “Company Tax Certificate” means a form of certificate attached to the Company Letter which contains certain representations substantially to the effect of the representations to be made by the Company in connection with the tax opinions contemplated by Sections 8.2(c) and 8.3(d).

     “Company Thrift Plan” shall have the meaning set forth in Section 4.3(a).

     “Company Trading” means any transaction which does not hedge an underlying exposure, is conducted to increase expected margin at increased expected risk and is recorded in Power’s Wholesale Power Trading book but shall not include trading activities of Holdings and its Subsidiaries.

     “Company Trading Guidelines” shall have the meaning set forth in Section 4.18.

     “Company Voting Debt” shall have the meaning set forth in Section 4.3(a).

     “Compensation Commitments” shall have the meaning set forth in Section 4.12(a).

     “Confidentiality Agreement” shall have the meaning set forth in Section 7.4(a).

     “Constituent Corporations” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “Contract” shall mean any written or oral agreement, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

     “Current Premium” shall have the meaning set forth in Section 7.9(b).

     “Directors’ Units” shall have the meaning set forth in Section 5.3(a).

     “Dividend Shortfall” shall have the meaning set forth in Section 7.13(b).

     “Dividend Threshold” shall have the meaning set forth in Section 7.13(b).

     “D&O Insurance” shall have the meaning set forth in Section 7.9(b).

     “Effective Time” shall have the meaning set forth in Section 2.3.

     “End Date” shall have the meaning set forth in Section 9.1(i).

     “ENEH” means Exelon New England Holdings, LLC, a Delaware limited liability company.

     “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or radioactive material or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance or nuclear and radioactive materials.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     “ERISA Affiliate” shall have the meaning set forth in Section 4.12(a).

     “ERISA Benefit Plan” means a Benefit Plan maintained as of the date of this Agreement which is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or which is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     “Exchange Agent” shall have the meaning set forth in Section 3.3(a).

     “Exchange Fund” shall have the meaning set forth in Section 3.3(a).

     “Exchange Ratio” shall have the meaning set forth in Section 3.2(c).

     “Federal Power Act” shall have the meaning set forth in Section 4.2(a).

     “Federal Required Statutory Approvals” shall have the meaning set forth in Section 9.1(i).

     “FERC” means the Federal Energy Regulatory Commission.

     “Final Order” means any action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

     “Financing Contract” means any loan agreement, indenture or other financing Contract to which the Company or any of its Affiliates is a party that was entered into in connection with any Leveraged Lease.

     “Global” means PSEG Global L.L.C., a New Jersey limited liability company.

     “Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

     “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls or radioactive material and (iii) any other substance which is regulated by or for which liability or standards of care are imposed by any Environmental Law.

     “Holdings” means PSEG Energy Holdings L.L.C., a New Jersey limited liability company.

     “Holdings Joint Venture” shall have the meaning set forth in Section 4.26(a).

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “ICC” means the Illinois Commerce Commission.

     “Indemnified Person” shall have the meaning set forth in Section 7.9(a).

     “Intellectual Property Rights” shall have the meaning set forth in Section 4.19.

     “IRS” means the Internal Revenue Service.

     “J.P. Morgan” shall have the meaning set forth in Section 5.23.

     “Knowledge” shall mean the actual knowledge of the Persons set forth on Item 1.1(a) of the Company Letter, in the case of the Company, and the actual knowledge of the Persons set forth on Item 1.1(a) of the Parent Letter, in the case of Parent.

     “Lehman” shall have the meaning set forth in Section 5.23.

     “Leveraged Lease” means (a) any lease that is collateral for indebtedness through which the lessor financed or acquired an asset and to which the Company, any of its Affiliates or any Company Joint Venture is a party and (b) all Contracts and documents entered into by the Company, any of its Affiliates or any Company Joint Venture with the lessee or an Affiliate of the lessee in connection with the transactions contemplated by such lease.

     “Liens” means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     “Listed Transaction” means (i) any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has identified (by notice, regulation, other form of published guidance or otherwise) as a “listed transaction” pursuant to Treasury Regulation § 1.6011-4(b)(2), (ii) any transaction or arrangement in which there is an acquisition of a leasehold interest in property and the sublease of such property (including, without limitation, any transaction or arrangement that is similar to that described in IRS Notice 2000-15 or that is referred to as a “lease-in/lease-out” or “LILO”) or (iii) any transaction or arrangement in which a lessee of property may arrange for a service Contract, replacement lease, residual value insurance or similar arrangement during or at the end of a lease term (including, without limitation, any transaction or arrangement that is structured with an intent to avoid the application of Section 168(g)(3)(A) of the Code or that is referred to as a “sale-in/lease-out” or “SILO”).

     “Material Adverse Change” or “Material Adverse Effect” means, when used with reference to the Company or Parent, as the case may be, any event, effect, change or development that, individually or in the aggregate with other events, effects, changes or developments (including, in the case of the Company, any event, effect, change or development with respect to any Company Joint Venture) (a) is, or would reasonably be expected to be, material and adverse to the financial condition, business, assets, liabilities (contingent or otherwise), operations or results of operations of the Company and its Subsidiaries taken as a whole, in the case of the Company, or Parent and its Subsidiaries taken as a whole, in the case of Parent, (b) with respect to Parent, has a material and adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date or (c) with respect to the Company, has a material and adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date; provided, however, that to the extent any event, effect, change or development is caused by or results from any of the following, in each case, it shall not be taken into account in determining whether there has been (or would reasonably be expected to be) a “Material Adverse Change” or a “Material Adverse Effect”: (i) factors affecting the economy or financial markets as a whole, (ii) factors affecting the electric energy market as a whole, except to the extent the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, are materially and adversely affected in a disproportionate manner as compared to comparable participants in the electric energy market, (iii) the announcement of the execution of this Agreement, (iv) any failure by Parent or the Company to meet any revenue or earnings predictions prepared by the Company or Parent, as the case may be, or revenue or earnings predictions of equity analysts or the receipt by Parent or the Company, or any of their respective Subsidiaries of any credit ratings downgrade (it being understood that the facts or occurrences giving rise or contributing to any such effect, event, change or development which affect or otherwise relate to or result from the failure to meet revenue or earnings predictions prepared by the Company or Parent, as the case may be, or revenue or earnings predictions of equity analysts or to the receipt of any credit ratings downgrade may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Change or Material Adverse Effect), (v) changes in laws, rules or regulations of any Governmental Entity affecting the electric energy market as a whole except to the extent the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, are materially and adversely affected in a disproportionate manner as compared to comparable participants in the electric energy market, (vi) any loss, in and of itself, resulting from the sale of assets in accordance with Section 6.1(a)(viii)(B) or impairment charge, in and of itself, taken in relation to the assets identified on Item 6.1(a)(viii)(B) of the Company Letter, (vii) any sale or disposition of assets that may be ordered by the SEC, as part of its review of the Merger under PUHCA, (viii) any change in generally accepted accounting principles by the Financial

Accounting Standards Board, the SEC or any other regulatory body, (ix) any event, effect, change or development resulting from a breach by Exelon Generation Company, LLC of the OSC shall not be deemed to be an event, effect, change or development that would have a Material Adverse Effect on the Company or (x) any matter to the extent identified on Item 1.1(b) of the Parent Letter or Item 1.1(b) of the Company Letter.

     “Merger” shall have the meaning set forth in the first recital provision of this Agreement.

     “Morgan Stanley” shall have the meaning set forth in Section 4.22.

     “Multiemployer Plan” shall have the meaning set forth in Section 4.12(d).

     “Natural Gas Act” means the Natural Gas Act.

     “Natural Gas Policy Act” means the Natural Gas Policy Act of 1978.

     “Net Company Position” shall have the meaning set forth in Section 4.18.

     “Net Parent Position” shall have the meaning set forth in Section 5.19.

     “NJBCA” shall have the meaning set forth in Section 2.1.

     “NRC” means the Nuclear Regulatory Commission.

     “NYSE” means the New York Stock Exchange, Inc.

     “Order” shall have the meaning set forth in Section 8.1(b).

     “OSC” means the Operating Services Contract, dated as of the date hereof, between Exelon Generation Company, LLC and PSEG Nuclear LLC.

     “Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “Parent Acquisition Transaction” shall have the meaning set forth in Section 9.1(j).

     “Parent Business Personnel” shall have the meaning set forth in Section 5.14(a).

     “Parent Compensation Commitment” means any material Contract, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee or consultant, including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting Contract or arrangement and any Contracts or arrangements between Parent or any of its Subsidiaries and any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries.

     “Parent Deferred Shares” means Parent Shares the issuance of which has been deferred pursuant to Parent’s Deferred Compensation Plan.

     “Parent Directors’ Stock Unit Plan” means Parents’ Non-Employee Directors Deferred Stock Unit Plan.

     “Parent Dividend Equivalents” means dividend equivalents outstanding under Parent’s Retirement Plan for Directors and Parent’s Director Fee Plan.

     “Parent DRIP” shall have the meaning set forth in Section 5.3(a).

     “Parent ESPP” shall have the meaning set forth in Section 5.3(a).

     “Parent Filed SEC Documents” means the documents (including portions of exhibits containing the audited financial statements of Parent, the notes thereto or Management’s Discussion and Analysis of Financial Condition and Results of Operations but excluding all other exhibits or portions thereof) filed with or furnished to the SEC by Parent or any of its Subsidiaries and publicly available on the Electronic Data Gathering, Analysis and Retrieval System since December 31, 2001 and prior to the date of the execution of this Agreement.

     “Parent Group” means (a) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, consists or consisted solely of Parent (or any predecessor), any Subsidiary of Parent (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, has or had Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) as the common parent, and (b) any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and consists or consisted solely of Parent (or any predecessor), any Subsidiary of Parent (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and has or had Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) as the common parent.

     “Parent Indebtedness” means (a) indebtedness for borrowed money of Parent and its Subsidiaries, (b) obligations of Parent and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments or by letters of credit agreements, including purchase money obligations or other obligations relating to the deferred purchase price of property and (c) direct or indirect guarantees by Parent or any of its Subsidiaries of indebtedness for borrowed money of any Person.

     “Parent Joint Venture” means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of Parent and in which (i) Parent, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies) or (ii) Parent or a Subsidiary of the Parent is a general partner.

     “Parent Letter” means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

     “Parent Material Contract” means any Contract to which Parent or one of its Subsidiaries is a party and which is material to Parent and its Subsidiaries, taken as a whole.

     “Parent Material Taxes” means (a) federal income Taxes imposed on any Parent Group, (b) Illinois income Taxes imposed on Parent, any Subsidiary of Parent or any Parent Group, (c) Pennsylvania Corporate Net Income Taxes imposed on Exelon Ventures Company, LLC or PECO Energy Company and (d) material foreign Taxes imposed on Parent, any Subsidiary of Parent or any Parent Group (including, in the case of each reference to Parent or any Subsidiary of Parent, any predecessor thereof).

     “Parent Non-US Compensation and Benefit Plans” shall have the meaning set forth in Section 5.13(h).

     “Parent Nuclear Facilities” shall have the meaning set forth in Section 5.17(a).

     “Parent Performance Shares” shall have the meaning set forth in Section 5.3(a).

     “Parent Permits” shall have the meaning set forth in Section 5.9(a).

     “Parent Phantom Shares” means amounts credited to participants’ retirement accounts and matching contribution accounts under Parent’s Deferred Compensation Unit Plan and credited as or benchmarked against Parent Shares.

     “Parent Preferred Stock” shall have the meaning set forth in Section 5.3(a).

     “Parent Regulatory Approval Coordinators” shall have the meaning set forth in Section 7.10(d)(i).

     “Parent Reporting Subsidiary” means each Subsidiary of Parent required to file documents with or furnish documents to the SEC pursuant to the Securities Act or the Exchange Act.

     “Parent Required Statutory Approvals” shall have the meaning set forth in Section 5.5(b).

     “Parent Restricted Shares” means Parent Shares subject to forfeiture.

     “Parent SEC Documents” shall have the meaning set forth in Section 5.6(a).

     “Parent Shareholder Approval” shall have the meaning set forth in Section 7.3(a).

     “Parent Shareholders Meeting” shall have the meaning set forth in Section 7.3(a).

     “Parent Share Issuance” means the issuance of the Parent Shares upon conversion of the Shares pursuant to Section 3.2(c).

     “Parent Shares” shall have the meaning set forth in the first recital provision of this Agreement.

     “Parent Stock Equivalents” shall have the meaning set forth in Section 5.3(a).

     “Parent Stock Incentive Plans” shall have the meaning set forth in Section 5.3(a).

     “Parent Stock Options” shall have the meaning set forth in Section 5.3(a).

     “Parent Tax Certificate” means a form of certificate attached to the Parent Letter which contains certain representations substantially to the effect of the representations to be made by Parent in connection with the tax opinions contemplated by Sections 8.2(c) and 8.3(e).

     “Parent Trading” means any transaction which does not hedge an underlying exposure, is conducted to increase expected margin at increased expected risk and is recorded in Parent’s Proprietary Trading Book.

     “Parent Trading Guidelines” shall have the meaning set forth in Section 5.19.

     “Parent Voting Debt” shall have the meaning set forth in Section 5.3(a).

     “PBCL” shall have the meaning set forth in Section 2.1.

     “PBGC” shall have the meaning set forth in Section 4.12(d).

     “Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity (including any foreign entity) or any governmental or regulatory authority or body (including any foreign entity).

     “Power” means PSEG Power LLC, a Delaware limited liability company.

     “Power Agreement” shall have the meaning set forth in Section 6.1(a)(xii).

     “Proxy Statement” shall have the meaning set forth in Section 4.8.

     “PUHCA” shall have the meaning set forth in Section 4.2(a).

     “PURPA” shall have the meaning set forth in Section 4.2(a).

     “Qualified Plan” means any Benefit Plan that is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code.

     “Registration Statement” shall have the meaning set forth in Section 4.8.

     “Regulatory Approval Coordinators” shall have the meaning set forth in Section 7.10(d)(i).

     “Regulatory Approval Team” shall have the meaning set forth in Section 7.10(d)(i).

     “Regulatory Approval Team Chairperson” shall have the meaning set forth in Section 7.10(d)(i).

     “Regulatory Approval Team Vice-Chair” shall have the meaning set forth in Section 7.10(d)(i).

     “Resources” means PSEG Resources L.L.C., a New Jersey limited liability company.

     “Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.9(b).

     “SEC” means the Securities and Exchange Commission.

     “Section 16 Information” shall have the meaning set forth in Section 7.11.

     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     “Shareholders Meetings” shall have the meaning set forth in Section 7.3(a).

     “Shares” shall have the meaning set forth in the first recital provision of this Agreement.

     “Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

     “State Committees” shall have the meaning set forth in Section 7.10(d)(ii).

     “Subsidiary” or “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

     “Substitute Option” shall have the meaning set forth in Section 7.2(a).

     “Superior Proposal” shall have the meaning set forth in Section 6.2(a).

     “Surviving Corporation” shall have the meaning set forth in Section 2.1.

     “Takeover Proposal” shall have the meaning set forth in Section 6.2(a).

     “Tax” and “Taxes” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity arrangement.

     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     “Tax Sharing Arrangement” means any written or unwritten arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return.

     “Transition Chairperson” shall have the meaning set forth in Section 7.4(b).

     “Transition Coordinators” shall have the meaning set forth in Section 7.4(b).

     “Transition Team” shall have the meaning set forth in Section 7.4(b).

     “Transfer Taxes” shall have the meaning set forth in Section 7.7.

     “Unvested Restrictions” shall have the meaning set forth in Section 7.2(b).

ARTICLE II

THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) the Company shall be merged with and into Parent at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company and Parent in accordance with the PBCL and the NJBCA.

     Section 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the “Closing Date”), at the offices of Sidley Austin Brown & Wood LLP, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 2.3 Effective Time. The Merger shall become effective when (a) a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the NJBCA, is duly filed with the Department of Treasury of the State of New Jersey and (b) Articles of Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the PBCL, are duly filed with the Department of State of the Commonwealth of Pennsylvania, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger and the Articles of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of (i) the date and time at which the Certificate of Merger is duly filed with the Department of Treasury of the State of New Jersey and the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania and (ii) such later time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger and the Articles of Merger.

     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the NJBCA and the PBCL.

     Section 2.5 Articles of Incorporation and By-laws; Officers and Directors. (a) The Amended and Restated Articles of Incorporation, as amended, of Parent, as in effect immediately prior to the Effective Time shall be amended so that Article I reads in its entirety as follows: “The name of the Corporation is Exelon Electric & Gas Corporation (the “Corporation”).” The Amended and Restated Articles of Incorporation of Parent, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The Amended and Restated By-laws, as amended, of Parent as in effect immediately prior to the Effective Time, shall be amended as set forth on Exhibit A. The Amended and Restated By-laws of Parent, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

          (c) Subject to Section 7.14(a), the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of shareholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

          (d) At the Effective Time, the officers of Parent shall be the officers of the Surviving Corporation with such substitutions, additions and deletions as shall be determined by Parent’s Chief Executive Officer in consultation with the Company’s Chief Executive Officer and approved by the Board of Directors of the Surviving Corporation, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, the Company or the holders of any securities of the Constituent Corporations, the capital stock of the Constituent Corporations shall be treated as set forth in this Article III and in accordance with the terms of this Agreement.

     Section 3.2 Conversion. (a) Capital Stock of Parent. Each issued and outstanding Parent Share shall remain outstanding following the Effective Time as a share of the Surviving Corporation.

          (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company or by any Subsidiary of the Company and each Share that is owned by Parent or any Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 3.2(b)) shall be converted into the right to receive 1.225 of duly authorized, validly issued, fully paid and non-assessable Parent Shares (the “Exchange Ratio”). As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 3.3(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.3(d).

     Section 3.3 Exchange of Certificates. (a) Promptly after the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with a banking or other financial institution selected by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article III, certificates representing the Parent Shares to be issued in connection with the Merger and, subject to Section 3.3(d), cash in lieu of fractional shares (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 3.2 and paid pursuant to this Section 3.3 in exchange for outstanding Shares.

          (b) Exchange Procedure. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares, other than Shares referred to in Section 3.2(b) (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration contemplated by Section 3.2 and this Section 3.3, including cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to the Parent Shares as provided for in Section 3.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to this Section 3.3, if applicable, may be issued to such a transferee if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

          (c) Dividends. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared with a record date on or after the Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Shares, less the amount of any withholding Taxes which may be required thereon. The Surviving Corporation will provide or cause to be provided to the Exchange Agent the cash necessary to make the payments contemplated by this Section 3.3(c).

          (d) No Fractional Securities. No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fraction of a Parent Share, cash adjustments will be paid to holders in respect of any fraction of a Parent Share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such shareholder’s fraction of a Parent Share that would otherwise be issuable by the closing price per share of Parent Shares on the New York Stock Exchange Composite Transaction Tape on the Closing Date as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

          (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to this Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) which remains undistributed to the holders of Shares for 12 months after the Effective Time may be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) No Liability. None of Parent, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered or deliverable to a public official pursuant to any applicable abandoned property, escheat or other similar law.

     Section 3.4 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereto adopt this Agreement as a “plan of reorganization” for such purposes.

     Section 3.5 Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the Merger and any other calculations based on or relating to Parent Shares shall be appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

     Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares, any cash in lieu of fractional shares of Parent Shares to which the holders thereof are entitled pursuant to Section 3.3(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(c).

     Section 3.7 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, (i) other than in the case of Sections 4.1, 4.3(a), 4.4, 4.20, 4.21, 4.22 and 4.23, except as set forth in the Company Letter (with specific reference to the relevant sections of the representations and warranties in Article IV or disclosure in such a way as to make its relevance to the information called for by such representation or warranty readily apparent) or (ii) other than in the case of Sections 4.1, 4.2(a), 4.3, 4.4, 4.10, 4.20, 4.21, 4.22, 4.23 and 4.26, except as disclosed in the Company Filed SEC Documents (it being understood that any matter set forth in the Company Filed SEC Documents shall be deemed to qualify any representation or warranty in Article IV only to the extent that the description of such matter in the Company Filed SEC Documents is made in such a way as to make its relevance to the information called for by such representation or warranty readily apparent), as follows:

     Section 4.1 Organization. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws and has delivered to Parent complete and correct copies of the charter and by-laws (or similar organizational documents) of each of its Significant Subsidiaries.

     Section 4.2 Subsidiaries. (a) Item 4.2(a) of the Company Letter lists each Significant Subsidiary of the Company and its jurisdiction of organization and specifies each of the Subsidiaries of the Company that is (i) a “public-utility company,” a “holding company,” a “subsidiary company,” an “affiliate” of any public-utility company, an “exempt wholesale generator” or a “foreign utility company” within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8), 2(a)(11), 32(a)(1) or 33(a)(3) of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), respectively, (ii) a “public utility” within the meaning of Section 201(e) of the Federal Power Act (the “Federal Power Act”) or (iii) a “qualifying facility” within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”), or that owns such a qualifying facility.

          (b) All of the outstanding Capital Stock of each Subsidiary of the Company has been validly issued and is fully paid and nonassessable. All of the outstanding Capital Stock of each Subsidiary of the Company is owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company and is free and clear of all Liens. Except for the Capital Stock of its Subsidiaries, the Company does not own, directly or indirectly, any Capital Stock of any corporation, partnership, joint venture, limited liability company or other entity. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including without limitation any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)). There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of any Subsidiary may vote.

     Section 4.3 Capital Structure. (a) The authorized capital stock of the Company consists of 500,000,000 Shares and 50,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”). At the close of business on December 15, 2004, (i) 237,789,891 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and, except as provided in the Certificate of Incorporation, as amended, of the Company, free of preemptive rights, (ii) 26,029,740 Shares were held by the Company in its treasury, (iii) 9,411,565 Shares were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (the “Company Stock Options”) granted under the Company’s 2004 Long-Term Incentive Plan, the Company’s 2001 Long-Term Incentive Plan and the Company’s 1989 Long-Term Incentive Plan (together, and each as amended, the “Company Option Plans”), (iv) 88,850 Shares were reserved for issuance pursuant to outstanding restricted stock units (“Company RSUs”) under the Company Stock Plans, (v) 88,850 Shares were reserved for issuance pursuant to outstanding Company Performance Units and Company Performance Shares under the Company Stock Plans, (vi) 10,410,735 Shares were reserved for the grant of additional awards under the Company Stock Plans (exclusive of clauses (vii) through (xii), (vii) 100,000 Shares were reserved for issuance pursuant to the Company’s Stock Plan for Outside Directors, (viii) 100,000 Shares were reserved for issuance pursuant to the Company’s Compensation Plan for Outside Directors, (ix) 123,048 Shares were reserved for issuance pursuant to the Company’s Thrift and Tax Deferred Savings Plan (the “Company Thrift Plan”), (x) 349,313 Shares were reserved for issuance pursuant to the Company’s Employee Savings Plan (the “Company Employee Savings Plan”), (xi) 1,044,195 Shares were reserved for issuance pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (“Company DRIP”), (xii) 1,965,809 Shares were reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “Company ESPP” and together with the Company Option Plans, the Company Thrift Plan, the Company Employee Savings Plan, the Company DRIP, the Company’s Compensation Plan for Outside Directors and the Company’s Stock Plan for Outside Directors, the “Company Stock Plans”), (xiii) 14,200,000 Shares were reserved for issuance pursuant to the purchase contracts forming a part of the 9,200,000 issued and outstanding Company Equity Units and (xiv) 22,000 Shares were reserved for issuance pursuant to outstanding Company Stock Phantom Shares. Between 11,400,000 and 14,200,000 Shares are subject to purchase pursuant to the purchase contracts forming a part of Company Equity Units. 186,850 Shares of the outstanding Shares are restricted Shares still subject to forfeiture (“Company Restricted Shares”). As of the close of business on the date of this Agreement, except as set forth above, no Shares or shares of Company Preferred Stock were issued, reserved for issuance or outstanding, no awards or grants have been made under the Company Stock Plans and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company (other than the Company

Cash Phantom Shares and Company Cash Dividend Equivalents) (“Company Stock Equivalents”). There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Each outstanding Share is, and each Share which may be issued pursuant to the Company Stock Plans, the Company ESPP, the Company DRIP, the Company RSUs, the Company Performance Units, the Company Performance Shares or purchase contracts forming part of the Company Equity Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in the Certificate of Incorporation, as amended, of the Company, not subject to preemptive rights. Other than the Company Common Stock and the Company Preferred Stock, there are no other authorized classes of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s shareholders may vote (“Company Voting Debt”). The treatment of Company Stock Options and Company Stock-Based Awards contemplated by Section 7.2 is permitted under the plans and agreements under which they were issued.

          (b) As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Capital Stock, Company Stock Options, Company Voting Debt or other securities or Company Stock Equivalents of Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries. There are no outstanding agreements to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any Capital Stock of the Company or any of its Subsidiaries.

     Section 4.4 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company unanimously approved this Agreement, declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its shareholders, resolved to recommend the approval of this Agreement by the Company’s shareholders, directed that this Agreement be submitted to the Company’s shareholders for approval and adoption (all in accordance with the NJBCA) and approved the other agreements to be entered into by it as contemplated hereby. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company’s shareholders of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the Company’s shareholders of this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

     Section 4.5 Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals contemplated by Section 4.5(b), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company or of the similar organizational documents of any of its Subsidiaries or any Company Joint Venture, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, guaranteed payment, loss of rights, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries or any Company Joint Venture is a party or by which any of them or any of their properties or assets may be bound or any Company Permit, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any Company Joint Venture or any of their properties or assets or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Affiliates (including Parent and its Subsidiaries following the Merger), except in the case of clause (i) (solely with respect to Company Joint Ventures) and clauses (ii) through (iv) for such items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent) is required by or with respect to the Company or any of its Subsidiaries or any Company Joint Venture in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) as may be required by state takeover laws and foreign or supranational laws relating to antitrust and competition clearances disclosed on Item 4.5(b) of the Company Letter, (iv) such filings as may be required in connection with the Taxes described in Section 7.7, (v) as may be required under the Securities Act or the Exchange Act and (vi) such other filings, registrations, authorizations, consents and approvals as set forth on Item 4.5(b) of the Company Letter (collectively, whether or not legally required to be made or obtained, the “Company Required Statutory Approvals”). For purposes of this Agreement, references to “obtained” with respect to Parent Required Statutory Approvals and Company Required Statutory Approvals shall include the making of all filings and registrations and the giving of all applicable notices.

     Section 4.6 SEC Documents and Other Reports. (a) Each of the Company and its Subsidiaries has timely filed with or furnished to the SEC all documents required to be filed or furnished by it since December 31, 2001 under the Securities Act or the Exchange Act (as such documents have been amended or supplemented prior to the date hereof, the “Company SEC Documents”). As of their respective filing or furnishing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange

Act, as the case may be, each as in effect on the date so filed or furnished, and at the time filed with the SEC, none of the Company SEC Documents so filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (b) The financial statements of each of the deconsolidated Subsidiaries of the Company, if any, for each of the last three fiscal years fairly present in all material respects the financial position of such deconsolidated Subsidiary of the Company as at the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (c) Each of the Company and its Subsidiaries has filed with the SEC, FERC, the NRC, or the appropriate state public utilities commission, as the case may be, all material documents required to be filed by it under PUHCA, the Federal Power Act, the Atomic Energy Act, the Natural Gas Act, the Natural Gas Policy Act and applicable state public utility laws and regulations. All such documents complied, as of the date so filed or, if amended, as of the date of the last amendment prior to the date hereof, in all material respects with all applicable requirements of the applicable statute and rules and regulations thereunder.

     Section 4.7 Absence of Material Adverse Change. Since December 31, 2003 and through the date hereof the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, and there has not been (i) any Material Adverse Change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distributions with respect to its or any of its Subsidiaries’ Capital Stock (other than (a) regular quarterly cash dividends paid by the Company on Company Common Stock not in excess of $0.55 per share per quarter with usual record and payment dates and consistent with the Company’s past dividend policy, (b) dividends and distributions by a direct or indirect Subsidiary of the Company to its parent or another Subsidiary of the Company, and (c) regular cash dividends and distributions paid by the Subsidiaries of the Company on their preferred stock in accordance with their respective terms), (iii) any split, combination or reclassification of any of its or any of its Subsidiaries’ Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any of its Subsidiaries’ Capital Stock, (iv) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries, (v) any Tax Return relating to Company Material Taxes prepared or filed materially inconsistent with past practice, or with respect to any such Tax Return any position taken, election made or method adopted that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns, (vi) any settlement entered into involving any material claim for Company Material Taxes, (vii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance or (viii) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans of the Company or any of its Subsidiaries other than increases or amendments in the ordinary course.

     Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in Parent’s registration statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”), pursuant to which Parent Shares issuable in the Merger will be registered, or the joint proxy statement/prospectus (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Shareholders Meetings, will, in the case of the Registration Statement, at the time it becomes effective, and, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or Parent and at the time of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or any of its representatives specifically for inclusion or incorporation by reference therein.

     Section 4.9 Compliance with Laws; Permits. (a) The businesses of the Company and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, rights-of-way, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The Company and each of its Subsidiaries is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company or any of its Subsidiaries.

          (c) Each of the principal executive officer of the Company and of each Company Reporting Subsidiary and the principal financial officer of the Company and of each Company Reporting Subsidiary (or each former principal executive officer of the Company and of each Company Reporting Subsidiary and each former principal financial officer of the Company and of each Company Reporting Subsidiary, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company has delivered to Parent a summary of any disclosure made by management to the Company’s auditors and audit committee since January 1, 2002 referred to in such certifications.

          (d) The Company and each Company Reporting Subsidiary has (i) designed disclosure controls and procedures to ensure that material information relating to it and its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

          (e) The Company has prepared a plan for the Company and each Company Reporting Subsidiary to comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the date by which they must comply with such requirements. None of the Company or any Company Reporting Subsidiary is aware of any reason the Company or any Company Reporting Subsidiary will not comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the applicable compliance date.

          (f) Through the date hereof the Company has delivered to Parent copies of any written notifications it has received since December 31, 2001 of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

     Section 4.10 Tax Matters. (a) (i) Each of the Company, each Subsidiary of the Company and each Company Group has timely filed all Tax Returns relating to Company Material Taxes required to be filed, except where the failure to timely file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (ii) all such Tax Returns are complete and accurate and disclose all Company Material Taxes required to be paid by the Company, each Subsidiary of the Company and each Company Group for the periods covered thereby, except where the failure to be complete or accurate or to disclose all Company Material Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (iii) none of the Company, any Subsidiary of the Company or any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return relating to Company Material Taxes, (iv) all Company Material Taxes (whether or not shown on any Tax Return) owed by the Company, any Subsidiary of the Company or any Company Group have been timely paid, except where the failure to timely pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (v) neither the Company nor any Subsidiary of the Company has waived in writing or been requested in writing to waive any statute of limitations in respect of Company Material Taxes which waiver is currently in effect, (vi) the Tax Returns referred to in clause (i) (without regard to any Material Adverse Effect qualifier) have been examined by the appropriate taxing authority or the period for assessment of the Company Material Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired, (vii) there is no action, suit, inquiry, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed in writing or threatened in writing with respect to Company Material Taxes or other material Taxes of the Company, any Subsidiary of the Company or any Company Group, (viii) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns relating to Company Material Taxes required to be filed by the Company, any Subsidiary of the Company or any Company Group have been paid in full, (ix) there are no Liens for Company Material Taxes upon the assets of the Company or any Subsidiary of the Company except Liens relating to current Taxes not yet due or except to the extent such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (x) all Taxes which the Company or any Subsidiary of the Company are required by law to withhold or to collect for payment have been duly withheld and collected and have been either paid or accrued, reserved against and entered on the books of the Company, except where the failure to do any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (xi) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any material liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), (xii) to the extent the Company, any Subsidiary of the Company or any Affiliate thereof has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor Form) or on a written attachment to such Form or predecessor Form, (xiii) the accruals for Taxes reflected in the consolidated financial statements of the Company represent the Company’s best estimate of the amounts required to be so reflected as of the dates hereof and (xiv) during the last three years, none of the Company or any Subsidiary of the Company has been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. For purposes of the representations and warranties contained in this Section 4.10(a), references to the Company or any Subsidiary of the Company shall include, except where the context requires otherwise, any predecessor thereof.

          (b) The Company has delivered to Parent a correct and complete summary (i) by year, of all items of income, gain, loss, deduction and credit of the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) that has been or is expected to be generated by any Listed Transaction, (ii) of any material income or gain of the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) deferred pursuant to Treasury Regulation §§ 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final and (iii) of any excess loss account (as described in Treasury Regulation §§ 1.1502-19 and 1.1502-32) that exists with respect to the stock of any Subsidiary of the Company.

          (c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement, except such Taxes so imposed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (d) Neither the Company nor any of its Affiliates has taken or agreed to take any action that, to the Knowledge of the Company, will (or will be reasonably likely to) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, the representations set forth in the Company Tax Certificate, if made on the date hereof (assuming the Merger were consummated on the date hereof and based on reasonable estimates in the case of certain information not available on the date hereof), would be true and correct in all material respects.

     Section 4.11 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company threatened against the Company or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Affiliates is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.12 Benefit Plans. (a) Item 4.12(a) of the Company Letter sets forth a true and complete list of each Benefit Plan (including each ERISA Benefit Plan) maintained by the Company and its Subsidiaries. Except as required by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Company Filed SEC Documents. As of the date of this Agreement, none of the Company, its Subsidiaries or any trade or business which is treated as a single employer (“ERISA Affiliate”) with the Company under Section 414(b), (c), (m) or (o) of the Code contributes to any ERISA Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or maintains any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement there exists no material Contract, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee or consultant, including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting Contract or arrangement and any Contracts or arrangements associated with a change in control between the Company or any of its Subsidiaries and any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries (“Compensation Commitments”). As of the date of this Agreement, neither the Company nor any of its

Subsidiaries maintains or contributes to any Benefit Plans or employs any employees outside of the United States.

          (b) With respect to each Benefit Plan listed on Item 4.12(a) of the Company Letter, correct and complete copies, where applicable, of the following documents have been made available to Parent: (i) all Benefit Plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to satisfy the requirements for Tax favored treatment pursuant to Sections 401-417 of the Code, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the three most recently completed plan years, (iv) any discrimination or coverage tests performed during the last two plan years and (v) the current summary plan description. True and complete copies of all written Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Compensation Commitment have been made available to Parent. Item 4.12(b) of the Company Letter contains a true and complete description of all material oral Compensation Commitments.

          (c) Each Benefit Plan listed on Item 4.12(a) of the Company Letter which is intended to be a Qualified Plan has received a favorable determination letter from the IRS that such plan is so qualified under the Code (or an application for such letter has been or will be submitted to the IRS within the applicable remedial amendment period) or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS, and no circumstance exists which, might cause such plan to cease being so qualified except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Benefit Plan listed on Item 4.12(a) of the Company Letter complies and has been maintained in all respects with its terms and all requirements of law and regulations applicable thereto, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance, except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has taken any action within the 12-month period ending on the date hereof to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Benefit Plan or Compensation Commitment, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect which would qualify for correction under any such program, except for any action, filing or plan defect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no dispute, arbitration, grievance, action, suit or claim (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving such Benefit Plans or the assets of such plans that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has any obligation under any welfare plans or otherwise to provide health or death benefits to or in respect of former employees of the Company or any of its Subsidiaries, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or applicable state law. No plan or arrangement disclosed on Item 4.12(c) of the Company Letter that provides health or death benefits to or in respect of former employees of the Company or any of its Subsidiaries contains provisions that by their terms prohibit the Company or its Subsidiaries from amending or terminating such plan or arrangement at any time without the consent of any other Person and without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination. Neither the Company nor any of its Subsidiaries has, directly or indirectly, any liability (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (d) The Company and its Subsidiaries have not, within the 12-month period ending on the date hereof, incurred and do not expect to incur any material withdrawal liability with respect to a “multiemployer plan” (within the meaning of Section 3(3) of ERISA) (a “Multiemployer Plan”) (regardless of whether based on contributions of an ERISA Affiliate of the Company). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any pension plan or by any ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (e) All contributions or premiums required to be paid under the terms of any Benefit Plan maintained by the Company or any of its Subsidiaries, collective bargaining agreement or by any applicable laws as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Filed SEC Documents. No Benefit Plan maintained by the Company or any of its Subsidiaries that is subject to Section 412 of the Code or Section 302 of ERISA has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Benefit Plan pursuant to Section 401(a)(29) of the Code.

          (f) Under each Benefit Plan maintained by the Company or any of its Subsidiaries which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Benefit Plan by more than $400 million as of the date hereof, and there has been no material adverse change in the financial condition of such Benefit Plan since the last day of the most recent plan year.

          (g) None of the execution and delivery of this Agreement, approval of this Agreement, or consummation of the transactions contemplated by this Agreement will: (i) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or Compensation Commitments, (iii) result in any breach or violation of, or a default under, any of the Benefit Plans or Compensation

Commitments, (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans maintained by the Company or any of its Subsidiaries or Compensation Commitments, (v) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (vi) result in payments under any of the Benefit Plans or Compensation Commitments that are not deductible pursuant to Section 162(m) or Section 280G of the Code.

          (h) All Benefit Plans and Compensation Commitments covering current or former employees employed by the Company and its Subsidiaries outside the United States, or their dependents or beneficiaries (“Company Non-US Compensation and Benefit Plans”), are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local law and the terms of such Company Non-US Compensation and Benefit Plans. The Company and its Subsidiaries have complied with all material obligations under such Company Non-US Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Company Non-US Compensation and Benefit Plan initiated by any Governmental Entity or any other Person (other than routine inquiries and claims for benefits that would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company). Each Company Non-US Compensation and Benefit Plan which is a funded plan is fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor as filed with the applicable regulatory authorities, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of the Company Non-US Compensation and Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (i) As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be (or under Section 280G of the Code and the Treasury Regulations thereunder will be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

     Section 4.13 Labor Matters. (a) Each of the Company and its Subsidiaries has complied with all applicable requirements of law which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding Taxes or penalties for failure to comply with any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor Contract, and to the Knowledge of the Company, there are currently no union organizing activities related to the Company or any of its

Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and neither the Company nor any of its Subsidiaries has received written notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to Company Business Personnel, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) There is (i) no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could interfere with the respective business activities of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (ii) no pending or, to the Knowledge of the Company, threatened employee or governmental claim or investigation regarding employment matters, including any charges to the Equal Employment Opportunity Commission or state employment practice agency or investigations regarding Fair Labor Standards Act or similar state law or other wage and hour compliance, or audits by the Office of Federal Contractor Compliance Programs, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.14 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws and all Company Permits issued pursuant to Environmental Laws, (ii) to the Knowledge of the Company, no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) contains or is contaminated with any Hazardous Substance of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iii) to the Knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries contained or was contaminated with any Hazardous Substance during or prior to such period of ownership or operation of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iv) none of the Company or any of its Subsidiaries is liable for any Hazardous Substance release, disposal or contamination on any third party property, (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is or may be in violation of or subject to liability under any Environmental Law (including claims of exposure, personal injury or property damage), (vi) neither the Company nor any of its Subsidiaries is party to any proceeding, or subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or any third party resolving or relating to violations of or liability under any Environmental Law or liability with respect to Hazardous Substances and (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries, or their respective properties or operations, including, to the Knowledge of the Company, any pending Environmental Law, that would reasonably be expected to result in any claim, liability, investigation, increased costs to comply or restriction on the operation, ownership, use, or transfer of any property or operation pursuant to any Environmental Law.

     Section 4.15 Regulation as a Utility. Public Service Electric and Gas Company is regulated as a public utility by the State of New Jersey and by no other state. Except as set forth above, neither the Company nor any “subsidiary company” or “affiliate” of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. The Company is a public utility holding company as defined by PUHCA, but currently claims exemption from registration under PUHCA pursuant to Rule 2 of the SEC issued under PUHCA.

     Section 4.16 Operations of Nuclear Power Plants. (a) The operations of the nuclear generation stations currently owned, in whole or part, by the Company or any of its Affiliates (collectively, the “Company Nuclear Facilities”) are and have been conducted in compliance with all applicable laws and the Company Permits, except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company Nuclear Facilities maintains, and is in compliance with, (i) emergency plans designed to respond to an unplanned release of a Hazardous Substance therefrom of radioactive materials and (ii) plans for the storage and disposal of spent nuclear fuel, and each such plan enumerated in clauses (i) and (ii) conforms with the requirements of applicable law.

          (b) The Company has funded to the extent required consistent with NRC regulations the decommissioning costs of each Company Nuclear Facility.

          (c) Neither the Company nor any of its Subsidiaries has been given written notice of or been charged with actual or potential violation of, or, to the Knowledge of the Company, is the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other NRC action of which the Company or any of its Subsidiaries has received notice under the Atomic Energy Act or the terms and conditions of any license granted to the Company or any of its Subsidiaries regarding the Company Nuclear Facilities that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (d) The Company makes no representation under Section 4.16(a) or (c) with respect to any Company Nuclear Facility for any periods during which such Company Nuclear Facility was operated by Parent or a Subsidiary of Parent (including any periods during which Parent or any of its Subsidiaries operated such Company Nuclear Facility under the OSC).

     Section 4.17 Regulatory Proceedings. Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms, none of the Company nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by the Company or any of its Subsidiaries other than in the ordinary course consistent with past practice, (b) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court or (c) is a party to any Contract with any Governmental Entity entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of the Company, are as of the date hereof scheduled to go into effect at a later time, except in case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect on the Company. No representation or warranty with respect to the Company Permits is made by this Section 4.17.

     Section 4.18 Trading. The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company’s Board of Directors (the “Company Trading Guidelines”) to restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all Company Trading (the “Net Company Position”) and monitors compliance by the Company and its Subsidiaries with such Company Trading Guidelines. The Company has provided a copy of the Company Trading Guidelines to Parent prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Company Position is within the risk parameters that are set forth in the Company Trading Guidelines and (ii) the exposure of the Company and its Subsidiaries with respect to the Net Company Position resulting from all such transactions is not material to the Company and its Subsidiaries taken as a whole. From December 31, 2003 to the date of this Agreement, the Company and its Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its Company Trading and related operations that would be material to the Company and its Subsidiaries taken as a whole.

     Section 4.19 Intellectual Property. The Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, “Intellectual Property Rights”) used in connection with the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.20 Required Vote of the Company Shareholders. The affirmative vote of the holders of a majority of the shares of Company Common Stock voting at the Company Shareholders Meeting (provided that at least a majority of the shares of Company Common Stock are represented in person or by proxy at such meeting) approving this Agreement is the only vote of the holders of any class or series of the Company’s or any of its Subsidiaries’ Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     Section 4.21 State Takeover Statutes. Assuming Parent does not beneficially own 10% or more of the Shares on the date hereof, the action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to Parent, the Merger and this Agreement the provisions of Section 14A:10-A4 and Section 14A:10-A5 of the NJBCA, the Corporation Takeover Bid Disclosure Law and Article 9 of the Certificate of Incorporation of the Company. Assuming

Parent does not beneficially own 10% or more of the Shares on the date hereof, no New Jersey “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or By-laws is, or at the Effective Time will be, applicable to the Company, Company Common Stock, Parent, the Merger or the other transactions contemplated by this Agreement.

     Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and Co. Incorporated (“Morgan Stanley”), the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Morgan Stanley and the Company), complete copies of which have been furnished to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     Section 4.24 Title to Properties. The Company or its applicable Subsidiary has good and sufficient title in and to each material parcel of real property owned by the Company or any of its Subsidiaries, subject to no Liens that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially impair the Company’s or its Subsidiary’s rights to or ability to use any such property.

     Section 4.25 Material Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries nor, with respect to clauses (b) and (c) any Company Joint Venture, is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) as to the Company or any Company Reporting Subsidiary, (b) would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area or that contains restrictions on pricing (including most favored nation provisions) or exclusivity or non-solicitation provisions with respect to customers, (c) limits or otherwise restricts the ability of the Company, any of its Subsidiaries or any Company Joint Venture to pay dividends or make distributions to its shareholders, (d) provides for the operation or management of any operating assets of the Company or any of its Subsidiaries by any Person other than the Company and its Subsidiaries or (e) is a material guarantee or contains a material guarantee by the Company, any of its Subsidiaries or any Company Joint Venture of any indebtedness or other obligations of any Person. Notwithstanding the foregoing, the representations made in the first sentence of this Section 4.25 shall not be deemed to be not true and correct solely as a result of Items 4.25(c) and (e) of the Company Letter not including a list of Contracts evidencing Company Indebtedness which Contracts were made available to Parent prior to the date hereof. Each Contract of the type described in this Section 4.25, whether or not set forth on Item 4.25 of the Company Letter and whether or not entered into on or prior to the date hereof, is referred to herein as a “Company Material Contract.” Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary party thereto enforceable against the Company or its Subsidiary party thereto in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and each of the Company and each of its Subsidiaries and each Company Joint Venture which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s Knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries or any Company Joint Venture has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent.

     Section 4.26 Holdings. (a) None of Holdings, any of its Subsidiaries or any Company Joint Venture in which Holdings or any of its Subsidiaries has an equity interest (a “Holdings Joint Venture”) is a party to any Contract whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, a breach thereof or a default thereunder would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Company Indebtedness or any Company Material Contract (in each case, other than Company Indebtedness under which Holdings or any of its Subsidiaries is the sole obligor or guarantor or any Company Material Contract to which Holdings, any of its Subsidiaries or any Holdings Joint Venture is a party and none of the Company or any of its other Subsidiaries is a party or guarantor), (ii) require the Company or any of its Subsidiaries or, after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to Holdings, any of its Subsidiaries, any Holdings Joint Venture or any third Person or (iii) otherwise be recourse to the Company or any of its Subsidiaries or, after giving effect to the Merger, and other than solely as a result of provisions in Contracts to which prior to the Merger Parent or any of its Subsidiaries is a party, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries).

          (b) None of Holdings, any of its Subsidiaries or any Holdings Joint Venture is subject to any law, rule, regulation or order whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, or a violation thereof would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Company Indebtedness or any Company Material Contract (in each case, other than Company Indebtedness under which Holdings or any of its Subsidiaries is the sole obligor or guarantor or any Company Material Contract to which Holdings, any of its Subsidiaries or any Holdings Joint Venture is a party and none of the Company or any of its other Subsidiaries is a party or guarantor), (ii) require the Company or any of its Subsidiaries or, after giving effect to the Merger, and other than solely as a result of provisions in Contracts to which prior to the Merger Parent or any of its Subsidiaries is a party, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to Holdings, any of its Subsidiaries, any Holdings Joint Venture or any third Person or (iii) otherwise grant Holdings, any of its Subsidiaries, any

Holdings Joint Venture or any third Person recourse to the Company or any of its Subsidiaries or, after giving effect to the Merger and, other than solely as a result of provisions in Contracts to which prior to the Merger, Parent or any of its Subsidiaries is a party, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, (i) other than in the case of Sections 5.1, 5.3(a), 5.4, 5.21, 5.22, 5.23 and 5.24, except as set forth in the Parent Letter (with specific reference to the relevant sections of the representations and warranties in Article V or disclosure in such a way as to make its relevance to the information called for by such representation or warranty readily apparent) or (ii) other than in the case of Sections 5.1, 5.2(a), 5.3, 5.4, 5.11, 5.21, 5.22, 5.23 and 5.24, except as disclosed in the Parent Filed SEC Documents (it being understood that any matter set forth in the Parent Filed SEC Documents shall be deemed to qualify any representation or warranty in Article V only to the extent that the description of such matter in the Parent Filed SEC Documents is made in such a way as to make its relevance to the information called for by such representation or warranty readily apparent), as follows:

     Section 5.1 Organization. Each of Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered to the Company complete and correct copies of its Amended and Restated Articles of Incorporation and Amended and Restated By-laws and has delivered to the Company complete and correct copies of the charter and by-laws (or similar organizational documents) of each of its Significant Subsidiaries.

     Section 5.2 Subsidiaries. (a) Item 5.2(a) of the Parent Letter lists each Significant Subsidiary of Parent and its jurisdiction of organization and specifies each of the Subsidiaries of Parent that is (i) a “public-utility company,” a “holding company,” a “subsidiary company,” an “affiliate” of any public-utility company, an “exempt wholesale generator” or a “foreign utility company” within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8), 2(a)(11), 32(a)(1) or 33(a)(3) of PUHCA, respectively, (ii) a “public utility” within the meaning of Section 201(e) of the Federal Power Act or (iii) a “qualifying facility” within the meaning of PURPA, or that owns such a qualifying facility.

          (b) All of the outstanding Capital Stock of each Subsidiary of Parent has been validly issued and is fully paid and nonassessable. All of the outstanding Capital Stock of each Subsidiary of Parent is owned by Parent, by one or more Subsidiaries of Parent or by Parent and one or more Subsidiaries of Parent and is free and clear of all Liens. Except for the Capital

Stock of its Subsidiaries, Parent does not own, directly or indirectly, any Capital Stock of any corporation, partnership, joint venture, limited liability company or other entity. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including without limitation any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)). There are no outstanding bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of any Subsidiary may vote.

     Section 5.3 Capital Structure. (a) The authorized capital stock of Parent consists of 1,200,000,000 Parent Shares and 100,000,000 shares of Preferred Stock, no par value per share (“Parent Preferred Stock”). At the close of business on December 17, 2004, (i) 666,526,558 Parent Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 2,499,865 Parent Shares were held by Parent in its treasury, (iii) 25,278,095 Parent Shares were reserved for issuance pursuant to outstanding options to purchase Parent Shares (the “Parent Stock Options”) granted under Parent’s Long-Term Incentive Plan, Parent’s Amended and Restated Long-Term Incentive Plan, as amended, and Parent’s 1998 Stock Option Plan (together with Parent’s Directors’ Stock Unit Plan the “Parent Stock Incentive Plans”), (iv) 14,610,750 Parent Shares were reserved for the grant of additional awards under the Parent Stock Incentive Plans, (v) 7,000,000 Parent Shares were reserved for issuance pursuant to the Parent Dividend Reinvestment and Stock Purchase Plan (“Parent DRIP”), (vi) 1,127,000 Parent Shares were reserved for issuance pursuant to outstanding performance shares (“Parent Performance Shares”), (vii) 216,000 Parent Shares were reserved for issuance pursuant to outstanding units (“Directors’ Units”) under Parent’s Directors’ Stock Unit Plan, (viii) 4,548,254 Parent Shares were reserved for issuance under Parent’s Employee Stock Purchase Plan (the “Parent ESPP”), (ix) 562,000 Parent Shares were reserved for issuance pursuant to outstanding Parent Restricted Shares and (x) 1,343,000 Parent Shares were reserved for issuance pursuant to outstanding Parent Deferred Shares. As of the close of business on the date of this Agreement, except as set forth above, no Parent Shares or shares of Parent Preferred Stock were issued, reserved for issuance or outstanding, no awards or grants have been made under the Parent Stock Incentive Plans and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Parent (other than the Parent Phantom Shares and Parent Dividend Equivalents) (“Parent Stock Equivalents”). There are no outstanding stock appreciation rights with respect to the capital stock of Parent. Each outstanding Parent Share is, and each Parent Share which may be issued pursuant to Parent Stock Incentive Plans, the Parent DRIP, the Parent Performance Shares or the Parent ESPP will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Parent Shares and the Parent Preferred Stock, there are no other authorized classes of capital stock of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Parent’s shareholders may vote (“Parent Voting Debt”).

          (b) As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Capital Stock, Parent Stock Options, Parent Voting Debt or other securities or Parent Stock Equivalents or of any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of Parent or any of its Subsidiaries. There are no outstanding agreements to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any Capital Stock of Parent or any of its Subsidiaries.

     Section 5.4 Authority. On or prior to the date of this Agreement, the Board of Directors of Parent unanimously approved this Agreement and the Parent Share Issuance, resolved to recommend the Parent Share Issuance to its shareholders for approval and directed that the Parent Share Issuance be submitted to its shareholders for approval. Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by Parent’s shareholders of the issuance of Parent Shares in the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to approval by Parent’s shareholders of the issuance of Parent Shares in the Merger. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Parent enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

     Section 5.5 Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals contemplated by Section 5.5(b), neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation, as amended, or Amended and Restated By-laws of Parent or of the similar organizational documents of any of Parent’s Subsidiaries or any Parent Joint Venture, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, guaranteed payment, loss of rights, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Parent, any of its Subsidiaries or any Parent Joint Venture is a party or by which any of them or any of their properties or assets may be bound or any Parent Permit, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, any Parent Joint Venture or any of their properties or assets or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries except in the case of clause (i) (solely with respect to the Parent Joint Ventures) and clauses (ii) through (iv) for such items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent) is required by or with respect to Parent or any of its Subsidiaries or any Parent Joint Venture in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation by Parent of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) as may be required by state takeover laws and foreign or supranational laws relating to antitrust and competition clearances disclosed on Item 5.5(b) of the Parent Letter, (iv) such filings as may be required in connection with the Taxes described in Section 7.7, (v) as may be required under the Securities Act or the Exchange Act and (vi) such other filings, registrations, authorizations, consents and approvals as set forth on Item 5.5(b) of the Parent Letter (collectively, whether or not legally required to be made or obtained, the “Parent Required Statutory Approvals”).

     Section 5.6 SEC Documents and Other Reports. (a) Each of Parent and its Subsidiaries has timely filed with or furnished to the SEC all documents required to be filed or furnished by it since December 31, 2001 under the Securities Act or the Exchange Act (as such documents have been amended or supplemented prior to the date hereof, the “Parent SEC Documents”). As of their respective filing or furnishing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished, and at the time filed with the SEC, none of the Parent SEC Documents so filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (b) The financial statements of each of the deconsolidated Subsidiaries of Parent, if any, for each of the last three fiscal years fairly present in all material respects the financial position of such deconsolidated Subsidiary of Parent as at the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (c) Each of Parent and its Subsidiaries has filed with the SEC, FERC, the NRC, or the appropriate state public utilities commission, as the case may be, all material documents required to be filed by it under PUHCA, the Federal Power Act, the Atomic Energy Act, the Natural Gas Act, the Natural Gas Policy Act and applicable state public utility laws and regulations. All such documents complied, as of the date so filed or, if amended, as of the date of the last amendment prior to the date hereof, in all material respects with all applicable requirements of the applicable statute and rules and regulations thereunder.

     Section 5.7 Absence of Material Adverse Change. Since December 31, 2003 and through the date hereof, Parent and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and there has not been (i) any Material Adverse Change with respect to Parent, (ii) any declaration, setting aside or payment of any dividend or other distributions with respect to its or any of its Subsidiaries’ Capital Stock (other than (a) regular quarterly cash dividends paid by Parent on the Parent Shares not in excess of $0.40 per share per quarter with usual record and payment dates and consistent with Parent’s past dividend policy, (b) dividends and distributions by a direct or indirect Subsidiary of Parent to its parent or another Subsidiary of Parent and (c) regular cash dividends and distributions paid by the Subsidiaries of Parent on their preferred stock in accordance with their respective terms), (iii) any split, combination or reclassification of any of its or any of its Subsidiaries’ Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any of its Subsidiaries’ Capital Stock, (iv) any change in accounting methods, principles or practices by Parent or any of its Subsidiaries, (v) any Tax Return relating to Parent Material Taxes prepared or filed materially inconsistent with past practice, or with respect to any such Tax Return any position taken, election made or method adopted that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns, (vi) any settlement entered into involving any material claim for Parent Material Taxes, (vii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance or (viii) any increase in the compensation payable or that could become payable by Parent or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans of Parent or any of its Subsidiaries other than increases or amendments in the ordinary course.

     Section 5.8 Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement relating to the Shareholders Meetings, will, in the case of the Registration Statement, at the time it becomes effective, and, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or Parent and at the time of the Shareholders Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

     Section 5.9 Compliance with Laws; Permits. (a) The businesses of Parent and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, rights-of-way, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) Parent and each of its Subsidiaries is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent or any of its Subsidiaries.

          (c) Each of the principal executive officer of Parent and of each Parent Reporting Subsidiary and the principal financial officer of Parent and of each Parent Reporting Subsidiary (or each former principal executive officer of Parent and of each Parent Reporting Subsidiary and each former principal financial officer of Parent and of each Parent Reporting Subsidiary, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent has delivered to the Company a summary of any disclosure made by management to Parent’s auditors and audit committee since January 1, 2002 referred to in such certifications.

          (d) Parent and each Parent Reporting Subsidiary has (i) designed disclosure controls and procedures to ensure that material information relating to it and its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) to the Knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

          (e) Parent has prepared a plan for Parent and each Parent Reporting Subsidiary to comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the date by which they must comply with such requirements. None of Parent or any Parent Reporting Subsidiary is aware of any reason Parent or any Parent Reporting Subsidiary will not comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the applicable compliance date.

          (f) Through the date hereof, Parent has delivered to the Company copies of any written notifications it has received since December 31, 2001 of a (i) “reportable condition” or (ii) “material weakness” in Parent’s internal controls.

     Section 5.10 Parent Shares. All of the Parent Shares issuable in exchange for Shares in the Merger in accordance with this Agreement have been duly authorized and will be, when so issued, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance of such Parent Shares will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws.

     Section 5.11 Tax Matters. (a) (i) Each of Parent, each Subsidiary of Parent and each Parent Group has timely filed all Tax Returns relating to Parent Material Taxes required to be filed, except where the failure to timely file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (ii) all such Tax Returns are complete and accurate and disclose all Parent Material Taxes required to be paid by Parent, each Subsidiary of Parent and each Parent Group for the periods covered thereby, except where the failure to be complete or accurate or to disclose all Parent Material Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (iii) none of Parent, any Subsidiary of Parent or any Parent Group is currently the beneficiary of any extension of time within which to file any Tax Return relating to Parent Material Taxes, (iv) all Parent Material Taxes (whether or not shown on any Tax Return) owed by Parent, any Subsidiary of Parent or any Parent Group have been timely paid, except where the failure to timely pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (v) neither Parent nor any Subsidiary of Parent has waived in writing or been requested in writing to waive any statute of limitations in respect of Parent Material Taxes which waiver is currently in effect, (vi) the Tax Returns referred to in clause (i) (without regard to any Material Adverse Effect qualifier) have been examined by the appropriate taxing authority or the period for assessment of the Parent Material Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired, (vii) there is no action, suit, inquiry, investigation, audit, claim or assessment pending or, to the Knowledge of Parent, proposed in writing or threatened in writing with respect to Parent Material Taxes or other material Taxes of Parent, any Subsidiary of Parent or any Parent Group, (viii) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns relating to Parent Material Taxes required to be filed by Parent, any Subsidiary of Parent or any Parent Group have been paid in full, (ix) there are no Liens for Parent Material Taxes upon the assets of Parent or any Subsidiary of Parent except Liens relating to current Taxes not yet due or except to the extent such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (x) all Taxes which Parent or any Subsidiary of Parent are required by law to withhold or to collect for payment have been duly withheld and collected and have been either paid or accrued, reserved against and entered on the books of Parent, except where the failure to do any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (xi) to the Knowledge of Parent, neither Parent nor any Subsidiary of Parent has any material liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), (xii) to the extent Parent, any Subsidiary of Parent or any Affiliate thereof has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor Form) or on a written attachment to such Form or predecessor Form and (xiii) the accruals for Taxes reflected in the consolidated financial statements of Parent represent Parent’s best estimate of the amounts required to be so reflected as of the dates hereof. For purposes of the representations and warranties contained in this Section 5.11(a), references to Parent or any Subsidiary of Parent shall include, except where the context requires otherwise, any predecessor thereof.

          (b) Parent has delivered to the Company a correct and complete summary (i) by year, of all items of income, gain, loss, deduction and credit of Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) that has been or is expected to be generated by any Listed Transaction and (ii) of any material income or gain of Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) deferred pursuant to Treasury Regulation §§ 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final.

          (c) No stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement, except such Taxes so imposed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (d) Neither Parent nor any of its Affiliates has taken or agreed to take any action that, to the Knowledge of Parent, will (or will be reasonably likely to) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of Parent, the representations set forth in the Parent Tax Certificate, if made on the date hereof (assuming the Merger were consummated on the date hereof and based on reasonable estimates in the case of certain information not available on the date hereof), would be true and correct in all material respects.

     Section 5.12 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Affiliates is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.13 Parent Benefit Plans. (a) Item 5.13(a) of the Parent Letter sets forth a true and complete list of each Benefit Plan (including each ERISA Benefit Plan) maintained by Parent and its Subsidiaries. Except as required by law, neither Parent nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Parent Filed SEC Documents. As of the date of this Agreement, none of Parent, its Subsidiaries or any ERISA Affiliate with Parent under Section 414(b), (c), (m) or (o) of the Code contributes to any ERISA Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or maintains any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement there exists no Parent Compensation Commitments. As of the date of this Agreement, neither Parent nor any of its Subsidiaries maintains or contributes to any Benefit Plans or employs any employees outside of the United States.

          (b) With respect to each Benefit Plan listed on Item 5.13(a) of the Parent Letter, correct and complete copies, where applicable, of the following documents have been made available to the Company: (i) all Benefit Plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to satisfy the requirements for Tax favored treatment pursuant to Sections 401-417 of the Code, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the three most recently completed plan years, (iv) any discrimination or coverage tests performed during the last two plan years and (v) the current summary plan description. True and complete copies of all written Parent Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Parent Compensation Commitment have been made available to the Company. Item 5.13(b) of the Parent Letter contains a true and complete description of all material oral Parent Compensation Commitments.

          (c) Each Benefit Plan listed on Item 5.13(a) of the Parent Letter which is intended to be a Qualified Plan has received a favorable determination letter from the IRS that such plan is so qualified under the Code (or an application for such letter has been or will be submitted to the IRS within the applicable remedial amendment period) or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS, and no circumstance exists which might cause such plan to cease being so qualified except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each Benefit Plan listed on Item 5.13(a) of the Parent Letter complies and has been maintained in all respects with its terms and all requirements of law and regulations applicable thereto, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance, except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has taken any action within the 12-month period ending on the date hereof to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Benefit Plan or Parent Compensation Commitment, and neither Parent nor any of its Subsidiaries has any Knowledge of any plan defect which would qualify for correction under any such program, except for any action, filing or plan defect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. There is no dispute, arbitration, grievance, action, suit or claim (other than routine claims for benefits) pending or, to the Knowledge of Parent, threatened involving such Benefit Plans or the assets of such plans that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has any obligation under any welfare plans or otherwise to provide health or death benefits to or in respect of former employees of Parent or any of its Subsidiaries, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or applicable state law. No plan or arrangement disclosed on Item 5.13(c) of the Parent Letter that provides health or death benefits to or in respect of former employees of Parent or any of its Subsidiaries contains provisions that by their terms prohibit Parent or its Subsidiaries from amending or terminating such plan or arrangement at any time without the consent of any other Person and without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination. Neither Parent nor any of its Subsidiaries has, directly or indirectly, any liability (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (d) Parent and its Subsidiaries have not, within the 12-month period ending on the date hereof, incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan (regardless of whether based on contributions of an ERISA Affiliate of Parent). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any pension plan or by any ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (e) All contributions or premiums required to be paid under the terms of any Benefit Plan maintained by Parent or any of its Subsidiaries, collective bargaining agreement or by any applicable laws as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Filed SEC Documents. No Benefit Plan maintained by Parent or any of its Subsidiaries that is subject to Section 412 of the Code or Section 302 of ERISA has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Parent nor any of its Subsidiaries has an outstanding funding waiver. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Benefit Plan pursuant to Section 401(a)(29) of the Code.

          (f) Under each Benefit Plan maintained by Parent or any of its Subsidiaries which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Benefit Plan by more than $2,400,000,000 as of the date hereof, and there has been no material adverse change in the financial condition of such Benefit Plan since the last day of the most recent plan year.

          (g) None of the execution and delivery of this Agreement, approval of this Agreement or consummation of the transactions contemplated by this Agreement will: (i) entitle any employees of Parent or its Subsidiaries to severance pay or any increase in severance pay upon termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or Parent Compensation Commitments, (iii) result in any breach or violation of, or a default under, any of the Benefit Plans or Parent Compensation Commitments, (iv) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans maintained by Parent or any of its Subsidiaries or Parent Compensation Commitments, (v) cause Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (vi) result in payments under any of the Benefit Plans or Parent Compensation Commitments that are not deductible pursuant to Section 162(m) or Section 280G of the Code.

          (h) All Benefit Plans and Parent Compensation Commitments covering current or former employees employed by Parent and its Subsidiaries outside the United States, or their dependents or beneficiaries (“Parent Non-US Compensation and Benefit Plans”), are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local law and the terms of such Parent Non-US Compensation and Benefit Plans. Parent and its Subsidiaries have complied with all material obligations under such Parent Non-US Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Parent Non-US Compensation and Benefit Plan initiated by any Governmental Entity or any other Person (other than routine inquiries and claims for benefits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent). Each Parent Non-US Compensation and Benefit Plan which is a funded plan is fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor as filed with the applicable regulatory authorities. None of the Parent Non-US Compensation and Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

          (i) As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be (or under Section 280G of the Code and the Treasury Regulations thereunder will be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

     Section 5.14 Labor Matters. (a) Each of Parent and its Subsidiaries has complied with all applicable requirements of law which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding Taxes or penalties for failure to comply with any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor Contract, and to the Knowledge of Parent, there are currently no union organizing activities related to Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the “Parent Business Personnel”), and neither Parent nor any of its Subsidiaries has received written notice of any unfair labor practice charge or complaint against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) There is (i) no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that could interfere with the respective business activities of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (ii) no pending or, to the Knowledge of Parent, threatened employee or governmental claim or investigation regarding employment matters, including any charges to the Equal Employment Opportunity Commission or state employment practice agency or investigations regarding Fair Labor Standards Act or similar state law or other wage and hour compliance, or audits by the Office of Federal Contractor Compliance Programs, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.15 Environmental. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent: (i) Parent and its Subsidiaries have complied at all times with all applicable Environmental Laws and all Parent Permits issued pursuant to Environmental Laws, (ii) to the Knowledge of Parent, no property currently owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) contains or is contaminated with any Hazardous Substance of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iii) to the Knowledge of Parent, no property formerly owned or operated by Parent or any of its Subsidiaries contained or was contaminated with any Hazardous Substance during or prior to such period of ownership or operation of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iv) none of Parent or any of its Subsidiaries is liable for any Hazardous Substance release, disposal or contamination on any third party property, (v) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries is or may be in violation of or subject to liability under any Environmental Law (including claims of exposure, personal injury or property damage), (vi) neither Parent nor any of its Subsidiaries is party to any proceeding, or subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or any third party resolving or relating to violations of or liability under any Environmental Law or liability with respect to Hazardous Substances and (vii) there are no other circumstances or conditions involving Parent or any of its Subsidiaries, or their respective properties or operations, including, to the Knowledge of Parent, any pending Environmental Law, that would reasonably be expected to result in any claim, liability, investigation, increased costs to comply or restriction on the operation, ownership, use, or transfer of any property or operation pursuant to any Environmental Law.

     Section 5.16 Regulation as a Utility. Commonwealth Edison Company is regulated as a public utility and an electric utility by the State of Illinois and by no other state. PECO Energy Company is regulated as a public utility by the Commonwealth of Pennsylvania and by no other state. ComEd of Indiana, Inc. is regulated as a public utility by the State of Indiana and by no other State. Except as set forth above, neither Parent nor any “subsidiary company” or “affiliate” of Parent is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Parent is a public utility holding company as defined by PUHCA, and is registered thereunder.

     Section 5.17 Operations of Nuclear Power Plants. (a) The operations of the nuclear generation stations currently owned, in whole or part, by Parent or any of its Affiliates (collectively, the “Parent Nuclear Facilities”) are and have been conducted in compliance with all applicable laws and Parent Permits, except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of the Parent Nuclear Facilities maintains, and is in compliance with, (i) emergency plans designed to respond to an unplanned release of a Hazardous Substance therefrom of radioactive materials and (ii) plans for the storage and disposal of spent nuclear fuel, and each such plan enumerated in clauses (i) and (ii) conforms with the requirements of applicable law.

          (b) Parent has funded to the extent required consistent with NRC regulations the decommissioning costs of each Parent Nuclear Facility.

          (c) Neither Parent nor any of its Subsidiaries has been given written notice of or been charged with actual or potential violation of, or, to the Knowledge of Parent, is the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other NRC action of which Parent or any of its Subsidiaries has received notice under the Atomic Energy Act or the terms and conditions of any license granted to Parent or any of its Subsidiaries regarding the Parent Nuclear Facilities that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (d) Parent makes no representation under Section 5.17(a) or (c) with respect to any Parent Nuclear Facility for any periods during which such Parent Nuclear Facility was operated by the Company or a Subsidiary of the Company.

     Section 5.18 Regulatory Proceedings. Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms, none of Parent nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by Parent or any of its Subsidiaries other than in the ordinary course consistent with past practice, (b) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court or (c) is a party to any Contract with any Governmental Entity entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of Parent, are as of the date hereof scheduled to go into effect at a later time, except, in case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No representation or warranty with respect to the Parent Permits is made by this Section 5.18.

     Section 5.19 Trading. Parent has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Parent’s Board of Directors (the

“Parent Trading Guidelines”) to restrict the level of risk that Parent and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all Parent Trading (the “Net Parent Position”) and monitors compliance by Parent and its Subsidiaries with such Parent Trading Guidelines. Parent has provided a copy of the Parent Trading Guidelines to the Company prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Parent Position is within the risk parameters that are set forth in the Parent Trading Guidelines and (ii) the exposure of Parent and its Subsidiaries with respect to the Net Parent Position resulting from all such transactions is not material to Parent and its Subsidiaries taken as a whole. From December 31, 2003 to the date of this Agreement, Parent and its Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its Parent Trading and related operations that would be material to Parent and its Subsidiaries taken as a whole.

     Section 5.20 Intellectual Property. Parent and its Subsidiaries own or have a valid right to use all Intellectual Property Rights used in connection with the business of Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     Section 5.21 Required Vote of Parent Shareholders. The affirmative vote of the holders of a majority of the votes cast by holders of Parent Shares represented at the Parent Shareholders Meeting (provided that at least a majority of the Parent Shares are represented in person or by proxy at such meeting) approving the issuance of Parent Shares in the Merger is the only vote of the holders of any class or series of Parent’s or any of its Subsidiaries’ Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     Section 5.22 State Takeover Statutes. Assuming the Company does not beneficially own 10% or more of the Parent Shares on the date hereof or at any time prior to the Effective Time, no Pennsylvania “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent’s Amended and Restated Articles of Incorporation or Amended and Restated By-laws is, or at the Effective Time will be, applicable to Parent, the Parent Shares, the Merger or the other transactions contemplated by this Agreement.

     Section 5.23 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. (“J.P. Morgan”) and Lehman Brothers, Inc. (“Lehman”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 5.24 Opinions of Financial Advisors. Parent has received the opinion of each of J.P. Morgan and Lehman to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

     Section 5.25 Title to Properties. Parent or its applicable Subsidiary has good and sufficient title in and to each material parcel of real property owned by Parent or any of its Subsidiaries, subject to no Liens that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or materially impair Parent’s or its Subsidiary’s rights to or ability to use any such property.

     Section 5.26 Material Contracts. (a) Each Parent Material Contract is a valid and binding obligation of Parent or its Subsidiary party thereto enforceable against Parent or its Subsidiary party thereto in accordance with its terms and, to the Parent’s Knowledge, each other party thereto, and is in full force and effect, and each of the Parent and each of its Subsidiaries which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to the Parent’s Knowledge, each other party to each Parent Material Contract has performed in all material respects all obligations required to be performed by it under such Parent Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (b) None of ENEH or any of its Subsidiaries is a party to any Contract whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, a breach thereof or a default thereunder would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Parent Indebtedness or any Parent Material Contract (in each case, other than Parent Indebtedness under which ENEH or any of its Subsidiaries is the sole obligor or guarantor or any Parent Material Contract to which ENEH or any of its Subsidiaries is a party and none of Parent or any of its other Subsidiaries is a party or guarantor), (ii) require Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to ENEH, any of its Subsidiaries or any third Person or (iii) otherwise be recourse to Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries).

          (c) None of ENEH or any of its Subsidiaries is subject to any law, rule, regulation or order whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, or a violation thereof would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Parent Indebtedness or any Parent Material Contract (in each case, other than Parent Indebtedness under which ENEH or any of its Subsidiaries is the sole obligor or guarantor or any Parent Material Contract to which ENEH or any of its Subsidiaries is a party and none of Parent or any of its other Subsidiaries is a party or guarantor), (ii) require Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to ENEH, any of its

Subsidiaries or any third Person or (iii) grant ENEH, any of its Subsidiaries or any third Person recourse to Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries).

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1 Conduct of Business Pending the Merger.

          (a) Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement or as set forth on Item 6.1(a) of the Company Letter, the Company shall and shall cause each of its Subsidiaries to carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization intact, maintain in full force and effect the Company Permits and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, licensors, licensees, employees and business associates to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. To the extent permitted by applicable law and whether or not an action is one specified below, the Company will consult with Parent with respect to any action or failure to take an action that would be considered not to be in the ordinary course of the Company’s business as it is currently conducted. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement or as set forth on Item 6.1(a) of the Company Letter, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) take any of the following actions (it being understood that any action allowed by any of clauses (i) through (xix) but otherwise restricted under this Agreement shall be so restricted):

     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, other than (1) dividends and distributions by a direct or indirect Subsidiary of the Company to its parent, (2) regular quarterly cash dividends and distributions with respect to the Company Common Stock, in accordance with the Company’s dividend policy as set forth on Item 6.1(a)(i)(A)(2) of the Company Letter, with record dates and payment dates consistent with the Company’s past dividend practice and (3) regular cash dividends and distributions with respect to preferred stock of the Company or its Subsidiaries in accordance with the terms thereof as existing on the date hereof, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock or (C) purchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any Capital Stock or other securities thereof;

     (ii) other than (1) the issuance of Company Common Stock upon the exercise or conversion of Company Stock Options, Company RSUs, Company Performance Units, Company Dividend Equivalents and Company Stock Phantom Shares outstanding on the date of this Agreement and in accordance with their present terms, upon the exercise or conversion of Company Stock Options, Company RSUs, Company Performance Units, Company Stock Dividend Equivalents and Company Stock Phantom Shares awarded in accordance with Section 6.1(a)(ii)(2) or pursuant to the terms of any Compensation Commitment as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement, (2) the issuance, subject to Section 6.1(a)(vi), of additional Company Stock Options, Company RSUs, Company Performance Units, Company Dividend Equivalents, Company Stock Phantom Shares and Company Performance Shares pursuant to the Company Stock Plans as set forth on Item 6.1(a)(ii)(2) of the Company Letter, (3) issuances by a direct or indirect Subsidiary of the Company of its Capital Stock to its parent, (4) the issuance of Shares upon settlement of forward purchase contracts forming a part of Company Equity Units pursuant to the terms thereof as existing on the date hereof, (5) the issuance of Shares in accordance with Item 6.1(a)(ii)(5) of the Company Letter, (6) the issuance of Shares pursuant to the Company ESPP, the Company DRIP, the Company Thrift Plan and the Company Employee Savings Plan and (7) the issuance of Company Cash Phantom Shares and Company Cash Dividend Equivalents in the ordinary course of business consistent with past practice, issue, deliver, pledge, encumber, sell, dispose of or grant (A) any of its Capital Stock or any Capital Stock in any of its direct or indirect Subsidiaries or of any Company Joint Venture, (B) any Company Voting Debt, Company Stock Equivalents or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any Capital Stock referred to in clause (A), Company Voting Debt, Company Stock Equivalents, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

     (iii) amend the Certificate of Incorporation of the Company;

     (iv) amend the By-laws of the Company or amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of any Subsidiary of the Company, except for such amendments that do not have an adverse effect on the Merger and that are not inconsistent with any of the obligations of the Company hereunder;

     (v) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (B) acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice or pursuant to capital expenditures made in accordance with Section 6.1(a)(x) or (C) make any investment in the Capital Stock of, or other instrument convertible into or exchangeable for the Capital Stock of, any other Person (other than direct or indirect Subsidiaries of the Company that are direct or indirect Subsidiaries of the Company as of the date hereof and investments by the managers of Benefit Plans and nuclear decommissioning trusts in the ordinary course of business consistent with past practice) other than, (1) in the case of clauses (A) through (C), acquisitions of assets and investments in Persons located and operating solely in the United States of America that are not greater than $5 million individually or $25 million in the aggregate in any consecutive 12 month period (including the value of any indebtedness assumed) or (2) investments in any Person by Holdings or any of its Subsidiaries solely for purposes of effecting the transactions described in Section 6.1(a)(viii)(B); provided, however, that the Company shall not be permitted hereunder to acquire or agree to acquire any asset or to make any investment in any Person to the extent such agreement, acquisition or investment would reasonably be expected to have an adverse effect on the ability of Parent or the Company to obtain any Parent Required Statutory Approval or Company Required Statutory Approval, respectively, or to delay by a material period the receipt thereof;

     (vi) except to the extent required by applicable law or by the terms of any Benefit Plan maintained by the Company, Compensation Commitment or collective bargaining agreement in effect as of the date of this Agreement, (A) grant to any current or former employee, officer or director of the Company or any of its Subsidiaries any increase in compensation or benefits or new incentive compensation grants, except in the ordinary course of business consistent with past practice (including, without limitation, annual salary and compensation increases in respect of any fiscal year regardless of when such increases are approved), (B) grant to any current or former employee, officer or director of the Company or any of its Subsidiaries any increase in severance, pay to stay or termination pay, except to the extent consistent with past practice and that, in the aggregate, does not result in a material increase in benefits or compensation expenses, (C) enter into or amend any Compensation Commitment with any such current or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, except, (1) with respect to any Benefit Plan maintained by the Company that is a Qualified Plan, as may be required to facilitate or obtain a determination from the IRS that such Benefit Plan is a Qualified Plan and (2) with respect to the collective bargaining agreements set forth on Item 6.1(a)(vi)(D)(2) of the Company Letter, renewing such collective bargaining agreements at their expiration on terms substantially similar to their current respective terms or (E) take or permit to be taken any action to accelerate any rights or benefits or the funding thereof, or make or permit to be made any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Benefit Plan or Compensation Commitment; provided, however, that notwithstanding anything in this Section 6.1(a)(vi) to the contrary, the foregoing shall not restrict the Company or its Subsidiaries from entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees;

     (vii) make any material change in accounting methods, principles or practices except as required by generally accepted accounting principles or by the Company’s independent auditors;

     (viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Liens as required by after acquired property covenants in Contracts evidencing Company Indebtedness and Liens created in connection with the refinancing of Company Indebtedness in accordance with Section 6.1(a)(ix) that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the Company Indebtedness that is being refinanced) any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales of excess or obsolete assets in the ordinary course of business consistent with past practice and (B) sales of assets by Holdings or any Subsidiary of Holdings described on Item 6.1(a)(viii)(B) of the Company Letter and sales of assets by Power or any Subsidiary of Power described on Item 6.1(a)(viii)(B) of the Company Letter in each case, on commercially reasonable terms, after having given Parent notice of the intent to make any such sale, lease, license or other disposition, and at least five business days’ prior notice of the entering into of any agreement with respect thereto, including the material terms of any such agreement and any amendment thereto;

     (ix) except in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (1) in connection with a refinancing on commercially reasonable terms and borrowings under revolving credit agreements or similar credit facilities in effect on the date hereof (or under any extensions or replacements thereof) in accordance with their terms, (2) indebtedness incurred by any Subsidiary of the Company under any loan permitted by clause (B), and (3) the assumption of indebtedness in connection with an acquisition or investment made pursuant to Section 6.1(a)(v) or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Subsidiary; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, take any such action with respect to Holdings or any of its Subsidiaries or any Holdings Joint Ventures and the Company shall not permit Holdings or any of its Subsidiaries to take any such action;

     (x) make or agree to make any new capital expenditure or expenditures, other than (A) expenditures in accordance with Item 6.1(a)(x) of the Company Letter, (B) expenditures that do not exceed $10 million individually or $150 million in the aggregate in any consecutive 12 month period and (C) expenditures to the extent made or agreed to be made in order to ensure compliance with the rules and regulations or an order of the NRC or any other Governmental Entity or to ensure compliance with the terms of any Permit, in which case, to the extent permissible under applicable law, the Company shall consult with Parent prior to making or agreeing to make any such expenditure;

     (xi) engage in any activities not engaged in on the date hereof which would cause a change in the Company’s status as an exempt holding company under PUHCA;

     (xii) other than participation in the New Jersey Basic Generation Service auction in a manner consistent with past practice, enter into any Contract for the purchase and/or sale of capacity and/or energy (“Power Agreement”) other than any Power Agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale energy commitments of $150 million, (2) a fixed notional value of purchase and/or sale of capacity of $25 million, (3) a notional value for the underlying sale of options of $75 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $25 million unless the Company consults with Parent regarding such Power Agreement and the Company has obtained the prior written consent of Parent to such Power Agreement or such Power Agreement is fully compliant with criteria to which Parent has previously given a generic consent, in each case, which consent shall not be unreasonably withheld or delayed, it being understood that in such consultation process Parent and the Company shall comply with all applicable laws and any applicable confidentiality or similar third party agreement;

     (xiii) pay, discharge, settle, compromise or satisfy any material claims, liabilities, litigation or other obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents, or incurred in the ordinary and usual course of business consistent with past practice, or waive, release or assign any such material rights or claims;

     (xiv) enter into, or, other than in the ordinary course of business consistent with past practice, modify or amend the terms of, any Leveraged Lease or Financing Contract;

     (xv) take any action that would, individually or in the aggregate, reasonably be expected to cause the Company Indebtedness or other obligations under which Holdings or any Subsidiary of Holdings is the obligor or any indebtedness for borrowed money or other obligations under which any Company Joint Venture is the obligor or direct or indirect guarantee by any Company Joint Venture of any indebtedness for borrowed money or other obligations of any

Person to be recourse to the Company or any of its Subsidiaries other than Holdings and the Subsidiaries of Holdings, or after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries other than Holdings and the Subsidiaries of Holdings or would reasonably be expected to make it necessary for the Company or any of its Subsidiaries, or after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries to make any capital contributions or pay cash, or incur a liability or provide property or services, in order to enable Holdings and its Subsidiaries to operate in the ordinary course;

     (xvi) amend or modify the Company Trading Guidelines in a manner that results in such Company Trading Guidelines being less restrictive than the Company Trading Guidelines in effect on the date hereof or, other than in the ordinary course of business consistent with past practice, terminate the Company Trading Guidelines; provided that, in the case of any such termination, new Company Trading Guidelines are adopted that are at least as restrictive as the Company Trading Guidelines in effect on the date hereof or, take any action that violates the Company Trading Guidelines or cause or permit the Net Company Position to be outside the risk parameters set forth in the Company Trading Guidelines; and if at any time the Net Company Position becomes outside the risk parameters set forth in the Company Trading Guidelines due to a move in market prices then action will be taken to bring the Net Company Position back inside the parameters as is required by the Company Trading Guidelines;

     (xvii) adopt a plan of complete or partial liquidation or a dissolution or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization other than with respect to Subsidiaries of Global and Resources in connection with the transactions described in Section 6.1(a)(viii)(B);

     (xviii) retire, commit to retire or otherwise indicate an intention to retire any generation facility of the Company or any of its Subsidiaries; or

     (xix) commit or agree to take any of, the foregoing actions.

          (b) Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement or as set forth on Item 6.1(b) of the Parent Letter, Parent shall and shall cause each of its Subsidiaries to, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization intact, maintain in full force and effect the Parent Permits and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, licensors, licensees, employees and business associates to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. To the extent permitted by applicable law and whether or not an action is one specified below, Parent will consult with the Company with respect to any action or failure to take an action that would be considered not to be in the ordinary course of Parent’s business as it is currently conducted. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement or as set forth on Item 6.1(b) of the Parent Letter, during the period from the date of this Agreement to the Effective Time, Parent shall not and shall not permit any of its Subsidiaries to without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) take any of the following actions (it being understood that any action allowed by any of clauses (i) through (xvi) but otherwise restricted under this Agreement shall be so restricted:

     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, other than (1) dividends and distributions by a direct or indirect Subsidiary of Parent to its parent, (2) regular quarterly cash dividends and distributions with respect to the Parent Shares, in accordance with Parent’s dividend policy as set forth on Item 6.1(b)(i)(A)(2) of the Parent Letter, with record dates and payment dates consistent with Parent’s past dividend practice, and (3) regular cash dividends and distributions with respect to preferred stock of Parent or its Subsidiaries in accordance with the terms thereof as existing on the date hereof, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock or (C) purchase, redeem or otherwise acquire any Capital Stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any Capital Stock or other securities thereof other than the purchase of Parent Shares on the open market pursuant to the Parent DRIP and the Parent ESPP;

     (ii) other than (1) the issuance of Parent Shares upon the exercise or conversion of Parent Stock Options, Parent Performance Shares, Parent Deferred Shares, Parent Restricted Shares, Parent Dividend Equivalents and Directors’ Units outstanding on the date of this Agreement and in accordance with their present terms, upon the exercise or conversion of Parent Stock Options, Parent Performance Shares, Parent Deferred Shares, Directors’ Units, Parent Dividend Equivalents and Parent Restricted Shares awarded in accordance with Section 6.1(b)(ii)(2) or pursuant to the terms of any Parent Compensation Commitment as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement, (2) the issuance, subject to Section 6.1(b)(vi), of additional Parent Stock Options, Parent Performance Shares, Parent Restricted Shares, Parent Dividend Equivalents, Directors’ Units, Parent Deferred Shares and other securities as set forth on Item 6.1(b)(ii)(2) of the Parent Letter, (3) the issuance of Parent Shares pursuant to the Parent ESPP and the Parent DRIP, (4) issuances by a direct or indirect Subsidiary of Parent of its Capital Stock to its parent and (5) the issuance of Parent Phantom Shares, issue, deliver, pledge, encumber, sell, dispose of or grant (A) any of its Capital Stock or any Capital Stock in any of its direct or indirect Subsidiaries, (B) any Parent Voting Debt, Parent Stock Equivalents or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any Capital Stock referred to in clause (A), Parent Voting Debt, Parent Stock Equivalents, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

     (iii) amend the Amended and Restated Articles of Incorporation of Parent other than to increase Parent’s authorized capital stock;

     (iv) amend the Amended and Restated By-laws of Parent or amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of any Subsidiary of Parent, except for such amendments that do not have an adverse effect on the Merger and that are not inconsistent with any of the obligations of Parent hereunder;

     (v) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (B) acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice or pursuant to capital expenditures made in accordance with Section 6.1(b)(x) or (C) make any investment in the Capital Stock of, or other instrument convertible into or exchangeable for the Capital Stock of, any other Person (other than direct or indirect Subsidiaries of Parent and investments by the managers of Benefit Plans and nuclear decommissioning trusts in the ordinary course of business consistent with past practice) and other than, in the case of clauses (A) through (C), acquisitions of assets and investments in Persons that are not greater than $10 million individually or $50 million in the aggregate in any consecutive 12 month period (including the value of any indebtedness assumed); provided, however, that Parent shall not be permitted hereunder to acquire or agree to acquire any asset or to make any investment in any Person to the extent such agreement, acquisition or investment would reasonably be expected to have an adverse effect on the ability of Parent or the Company to obtain any Parent Required Statutory Approval or Company Required Statutory Approval, respectively, or to delay by a material period the receipt thereof;

     (vi) except to the extent required by applicable law or by the terms of any Benefit Plan maintained by Parent, Parent Compensation Commitment or collective bargaining agreement in effect as of the date of this Agreement (A) grant to any current or former employee, officer or director of Parent or any of its Subsidiaries any increase in compensation or benefits or new incentive compensation grants, except in the ordinary course of business consistent with past practice (including, without limitation, annual salary and compensation increases in respect of any fiscal year regardless of when such increases are approved), (B) grant to any current or former employee, officer or director of Parent or any of its Subsidiaries any increase in severance, pay to stay or termination pay, except to the extent consistent with past practice and that, in the aggregate, does not result in a material increase in benefits or compensation expenses, (C) enter into or amend any Parent Compensation Commitment with any such current or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, except, (1) with respect to any Benefit Plan maintained by Parent that is a Qualified Plan, as may be required to facilitate or obtain a determination from the IRS that such Benefit Plan is a Qualified Plan and (2) with respect to the collective bargaining agreements set forth on Item 6.1(b)(vi)(D)(2) of the Parent Letter, renewing such collective bargaining agreements at their expiration on terms substantially similar to their current respective terms or (E) take or permit to be taken any action to accelerate any rights or benefits or the funding thereof, or make or permit to be made any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Benefit Plan or Parent Compensation Commitment; provided, however, that notwithstanding anything in this Section 6.1(b)(vi) to the contrary, the foregoing shall not restrict Parent or its Subsidiaries from entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees;

     (vii) make any material change in accounting methods, principles or practices except as required by generally accepted accounting principles or by Parent’s independent auditors;

     (viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Liens as required by after acquired property covenants in Contracts evidencing Parent Indebtedness and Liens created in connection with the refinancing of Parent Indebtedness in accordance with Section 6.1(b)(ix) that are no less favorable to Parent and its Subsidiaries than those Liens that were created in connection with the Parent Indebtedness that is being refinanced) any properties or assets that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice and except to the extent necessary to obtain the Parent Required Statutory Approvals and the Company Required Statutory Approvals;

     (ix) except in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (1) in connection with a refinancing on commercially reasonable terms and borrowings under revolving credit agreements or similar credit facilities in effect on the date hereof (or under any extensions or replacements thereof) in accordance with their terms, (2) indebtedness incurred by any Subsidiary of Parent under any loan permitted by clause (B) and (3) the assumption of indebtedness in connection with an acquisition or investment made pursuant to Section 6.1(b)(v) or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in Parent or any Subsidiary of Parent;

     (x) make or agree to make any new capital expenditure or expenditures other than (A) expenditures in accordance with Item 6.1(b)(x) of the Parent Letter, (B) expenditures that do not exceed $15 million individually or $300 million in the aggregate in any consecutive 12 month period and (C) expenditures to the extent made or agreed to be made in order to ensure compliance with the rules and regulations or an order of the NRC or any other Governmental Entity or to ensure compliance with the terms of any Permit, in which case, to the extent permissible under applicable law, Parent shall consult with the Company prior to making or agreeing to make any such expenditure;

     (xi) engage in any activities which would cause a change in Parent’s status under PUHCA;

     (xii) enter into any Power Agreement other than any Power Agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale energy commitments of $300 million, (2) a fixed notional value of purchase and/or sale of capacity of $25 million, (3) a notional value for the underlying sale of options of $100 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $50 million unless Parent consults with the Company regarding such Power Agreement and Parent has obtained the prior written consent of the Company to such Power Agreement or such Power Agreement is fully compliant with criteria to which the Company has previously given a generic consent, in each case, which consent shall not be unreasonably withheld or delayed, it being understood that in such consultation process the Company and Parent shall comply with all applicable laws and any applicable confidentiality or similar third party agreement;

     (xiii) amend or modify the Parent Trading Guidelines in a manner that results in such Parent Trading Guidelines being less restrictive than the Parent Trading Guidelines in effect on the date hereof or, other than in the ordinary course of business consistent with past practice, terminate the Parent Trading Guidelines; provided that, in the case of any such termination new Parent Trading Guidelines are adopted that are at least as restrictive as the Parent Trading Guidelines in effect on the date hereof or take any action that violates the Parent Trading Guidelines or cause or permit the Net Parent Position to be outside the risk parameters set forth in the Parent Trading Guidelines; and if at any time the Net Parent Position becomes outside the risk parameters set forth in the Parent Trading Guidelines due to a move in market prices then action will be taken to bring the Net Parent Position back inside the parameters as is required by the Parent Trading Guidelines;

     (xiv) take any action that would, individually or in the aggregate, (A) reasonably be expected to cause the Parent Indebtedness or other obligations under which ENEH or any Subsidiary of ENEH is the obligor or any indebtedness for borrowed money or other obligations of any Person to be recourse to the Parent or any of its Subsidiaries other than ENEH and the Subsidiaries of ENEH or would reasonably be expected to make it necessary for Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries) to make any capital contributions or pay cash, or incur a liability or provide property or services, in order to enable ENEH and its Subsidiaries to operate in the ordinary course;

     (xv) adopt a plan of complete or partial liquidation or a dissolution or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

     (xvi) commit or agree to take any of, the foregoing actions.

     Section 6.2 No Solicitation. (a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes or that may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any letter of intent or agreement related to any Takeover Proposal (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if, at any time after the date hereof and prior to the Company Shareholders Meeting the Company receives an unsolicited bona fide written Takeover Proposal from any third Person that in the reasonable good faith judgment of the Company’s Board of Directors constitutes a Superior Proposal and the Board of Directors of the Company determines in its reasonable good faith judgment, after consultation with outside counsel, that it would be required to do so by its fiduciary duties under applicable law, the Company may, in response to such Superior Proposal, (x) furnish information with respect to the Company to any such Person pursuant to a confidentiality agreement no more favorable to such Person than the Confidentiality Agreement is to Parent and (y) participate in negotiations with such Person regarding such Superior Proposal if (A) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such third Person the Company or any of its Subsidiaries provides at least three business days advance written notice to Parent of the identity of the third Person making, and the proposed terms and conditions of, such Superior Proposal and a copy of all written materials delivered by such third Person to the Company or any of its Subsidiaries, (B) the Company shall have provided to Parent a copy of all written materials delivered to the third Person making the Superior Proposal in connection with such Superior Proposal and made available to Parent all materials and information made available to the third Person making the Superior Proposal in connection with such Superior Proposal and (C) the Company shall have fully complied with this Section 6.2. For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Significant Subsidiaries or 20% or more of the voting power of the Capital Stock of the Company or the Capital Stock of any of its Significant

Subsidiaries then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the voting power of the capital stock of the Company or the Capital Stock of such Subsidiaries then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions with Parent contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any unsolicited bona fide written offer made by any Person (other than Parent and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its reasonable good faith judgment (after consultation with its financial advisors) to be more favorable, from a financial point of view, to the Company’s shareholders than the Merger (and any revised proposal made by Parent), which is not conditioned on any financing and which is reasonably likely to receive all required governmental approvals in the form of Final Orders prior to the End Date and is otherwise reasonably capable of being completed on the terms proposed (taking into account the ability to deliver any consideration to be paid in connection with such transaction).

          (b) Except as set forth in Section 9.1(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent, the approval by such Board of Directors of the Merger and this Agreement or the recommendation by such Board of Directors of this Agreement or such Board of Directors declaration that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its shareholders, or take any other action or make any other statement in connection with the Company Shareholders Meeting inconsistent with such recommendation, approval or declaration, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) authorize or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement.

          (c) Nothing contained in this Section 6.2 shall prohibit the Company from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to a Takeover Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 9.1(d).

          (d) The Company agrees that it and its Subsidiaries shall, and the Company shall direct and cause its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Takeover Proposal. The Company agrees that it will notify Parent in writing as promptly as practicable (and in any event within 18 hours) after any Takeover Proposal is received by, any information is requested from, or any discussions or negotiations relating to a Takeover Proposal are sought to be initiated or continued with, the Company, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Takeover Proposal or taking such action, the material terms and conditions of any proposals or offers and a copy of all written materials delivered by such Person making the Takeover Proposal to the Company or any of its Subsidiaries, and thereafter the Company shall keep Parent informed, on a current basis, of the status and materials terms of any such proposals or offers and the status of any such discussions or negotiations and provide Parent with copies of all written materials delivered by such Person making the Takeover Proposal to the Company or any of its Subsidiaries. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Takeover Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     Section 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill or employee non-solicitation provision of any confidentiality, standstill, employee non-solicitation or similar agreement between the Company and any other Persons which relates to any transaction that could constitute a Takeover Proposal or that has as a counterparty any Person other than Parent. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including using its reasonable best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and any provision thereof in any court of the United States or any state thereof having jurisdiction.

     Section 6.4 Disclosure of Certain Matters; Delivery of Certain Filings. (a) The Company shall promptly advise Parent orally and in writing if, to the Knowledge of the Company, there exists a material breach of a representation or warranty made by the Company contained herein or if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty made by the Company contained herein. Parent shall promptly advise the Company orally and in writing, to the Knowledge of Parent, if there exists a material breach of a representation or warranty made by Parent contained herein or if there occurs, to the Knowledge of Parent, any change or event which results in the executive officers of Parent having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty made by Parent contained herein. The Company shall provide to Parent, and Parent shall provide to the Company, copies of all filings made by the Company or Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (b) To the extent permitted by applicable law, the Company shall, and shall cause its Subsidiaries to, promptly notify Parent in writing of (i) any written communications with or notice from any taxing authority relating to any Listed Transaction (excluding information document or similar requests from any taxing authority) or (ii) any material change in the appraised value of any property leased pursuant to a Leveraged Lease. To the extent permitted by applicable law, the Company shall not, and shall not permit its Subsidiaries or any of their respective officers, employees or other representatives or agents to participate in any formal discussions or negotiations with any taxing authority related to the foregoing, unless, in each case, it consults with Parent in advance of such discussions or negotiations.

          (c) To the extent permitted by applicable law, Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly notify the Company or Parent, as the case may be, of any written communication with or notice from any taxing authority relating to any material Tax audit or examination relating to any Parent Material Taxes or Company Material Taxes, as the case may be (excluding information document or similar requests from any taxing authority), any extension of any statute of limitations relating to Parent Material Taxes or Company Material Taxes, as the case may be or any change in method of accounting relating to Parent Material Taxes or Company Material Taxes, as the case may be.

          (d) To the extent permitted by applicable law, each of the parties shall, and shall cause its Subsidiaries to, consult with the other party with respect to negotiations relating to the renewal of any collective bargaining agreement. No consultation in accordance with this Section 6.4(d) shall be deemed to be a consent by either party to any action proposed by the other party with respect to renewal of a collective bargaining agreement.

     Section 6.5 Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action which action or failure would, to its Knowledge, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 6.6 Rate Matters. To the extent permitted by applicable law, the Company and Parent shall, and shall cause each of its Subsidiaries to, deliver to Parent or the Company, as the case may be, a copy of each principal filing or agreement related to its generally applicable rates, charges, standards of service, accounting or regulatory policy which could lead to a material change in any of those areas as soon as practicable and in any event no later than five business days prior to the filing or execution thereof so that Parent or the Company, as the case may be, may comment thereon. Except as set forth on Item 6.6 of the Company Letter or Item 6.6 of the Parent Letter, as the case may be, the Company and Parent shall, and shall cause its Subsidiaries to, make all such filings only in the ordinary course of business consistent with past practice or as required by a Governmental Entity or regulatory agency with appropriate jurisdiction or under existing settlement agreements to which the Company or Parent, as the case may be, is a party.

ARTICLE VII
ADDITIONAL AGREEMENTS

     Section 7.1 Employee Benefits; Workforce Matters. (a) From and after the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, honor and perform in accordance with their respective terms (as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement), all the collective bargaining agreements to which the Company or one of its Subsidiaries is a party and is set forth on Item 4.13(a) of the Company Letter. Nothing in this Section 7.1(a) shall be interpreted to prevent Parent or any of its Subsidiaries from enforcing such agreements in accordance with their respective terms, including enforcement of any reserved right to amend, modify, suspend, revoke or terminate any such agreement.

          (b) Subject to applicable law and obligations under each applicable collective bargaining agreement, Compensation Commitments and Benefit Plan, and except as provided in Section 7.2, Parent shall, or shall cause one of its Subsidiaries to, assume, maintain in effect, honor and perform in accordance with their respective terms (as in effect on the date of this

Agreement or as amended or established in accordance with or as permitted by this Agreement) each Benefit Plan and Compensation Commitment listed on Item 4.12(a) of the Company Letter and in effect on the date of this Agreement (or established as permitted by this Agreement), with respect to the current and former employees, officers or directors of the Company and its Subsidiaries who are covered by such plans or commitments immediately prior to the Effective Time. Nothing in this Section 7.1(b) shall be interpreted to limit any reserved right contained in any such Benefit Plan or Compensation Commitment to amend, modify, suspend, revoke or terminate any such plan or commitment in accordance with its terms.

          (c) Following the Effective Time, Parent shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Parent or any of its Subsidiaries after the Effective Time (“Affected Employees”), for so long as such Affected Employees remain employed by Parent or any of its Subsidiaries, employee benefits (i) pursuant to the Benefit Plans maintained by the Company immediately prior to the Effective Time (which are maintained by Parent or one of its Subsidiaries after the Effective Time in accordance with Section 7.1(b)) or (ii) pursuant to Benefit Plans maintained by Parent or any of its Subsidiaries providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees with Parent or its Subsidiaries from time to time after the Effective Time.

          (d) Each Affected Employee who becomes eligible to participate in a Benefit Plan maintained by Parent or any of its Subsidiaries shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes or where such crediting would result in a duplication of benefits) under such Benefit Plan for service credited for the corresponding purpose under any Benefit Plan listed on Item 4.12(a) of the Company Letter; provided, however, that such crediting of service shall not operate to cause any such plan to fail to comply with the applicable provisions of the Code or ERISA.

          (e) Each Benefit Plan maintained by Parent or any of its Subsidiaries which is a welfare benefit plan, and in which Affected Employees become eligible to participate, shall take into account for purposes of determining an Affected Employee’s deductibles and out-of-pocket limits thereunder expenses previously incurred by the Affected Employee during the same year while participating in any other such Benefit Plan listed on Item 4.12(a) of the Company Letter and shall waive any waiting periods and restrictions and limitations for pre-existing conditions (or evidence of insurability requirements, in the case of life insurance plans) provided therein for any Affected Employee to the extent not applicable to the participant in any other such Benefit Plan listed on Item 4.12(a) in which the Affected Employee participated immediately prior to participating in the Benefit Plan maintained by Parent or any of its Subsidiaries.

          (f) Each Benefit Plan maintained by Parent or any of its Subsidiaries which is a cafeteria plan under Section 125 of the Code, and in which any Affected Employee becomes eligible to participate, shall cause credits and debits for a plan year in respect of any such Affected Employee participating in a Benefit Plan listed on Item 4.12(a) of the Company Letter which is a cafeteria plan under Section 125 of the Code to be transferred to and maintained in such Benefit Plan maintained by Parent or any of its Subsidiaries in which such Affected

Employee may subsequently participate during the same year. Nothing contained in this Section 7.1(f) shall be deemed to constitute an employment Contract between Parent or any Subsidiary of Parent and any individual, or a waiver of Parent’s or any its Subsidiaries’ right to discharge any employee at any time, with or without cause.

          (g) Following the Effective Time, subject to the terms of this Agreement, applicable law and applicable collective bargaining agreements: (i) the Surviving Corporation will, in good faith and consistent with business needs, consider reductions in work force in a fair and equitable manner and in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications and (ii) all employees of the Surviving Corporation shall be entitled to fair and equitable consideration in connection with any job opportunities with the Surviving Corporation and its Subsidiaries, in each case without regard to whether employment prior to the Effective Time was with the Company and its Subsidiaries or Parent and its Subsidiaries.

          (h) Nothing contained in this Section 7.1 shall be deemed to constitute an employment Contract between Parent or any Subsidiary of Parent and any individual, or a waiver of Parent’s or any of its Subsidiaries’ right to discharge any employee at any time, with or without cause. Nothing in this Section 7.1 or elsewhere in this Agreement (other than Section 7.9) is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Other than as provided in Section 7.9, nothing herein expressed or implied shall confer upon any employee of the Company or its Subsidiaries or Parent or its Subsidiaries, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment of any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

     Section 7.2 Options. (a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to Company Stock Option Plans shall become and represent an option to purchase the number of Parent Shares (a “Substitute Option”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per Parent Share (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided in this Section 7.2, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to or at the Effective Time. The Company shall take all necessary action to implement and make effective the provisions of this Section 7.2.

          (b) Subject to Section 7.2(a), as of the Effective Time, all Company Stock-Based Awards, whether vested or unvested, shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted into a right or award with respect to Parent Shares (an “Assumed Stock-Based Award”) on the same terms and conditions as were applicable under the Company-Stock Based Awards, including all repurchase and forfeiture rights held by the Company. The number of Parent Shares subject to each Assumed Stock-Based Award shall be equal to the number of shares of Company Common Stock subject to such Company Stock-Based Award immediately prior to the Effective Time multiplied by the Exchange Ratio (decreased to the nearest full share). All dividend equivalents and Company Cash Awards credited to the account of each holder of a Company Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing. All Unvested Restrictions, including all repurchase and forfeiture rights held by the Company, with respect to each Company Stock-Based Award and each Company Cash Award shall be and hereby are assigned as of the Effective Time to Parent, and the Assumed Stock-Based Awards and Company Cash Awards shall continue to be subject to the same Unvested Restrictions which applied to such Company Stock-Based Award or Company Cash Award immediately prior to the Effective Time, after giving effect to any acceleration, lapse or other vesting occurring by operation of the Merger. The Company shall take all actions necessary to ensure that, from and after the Effective Time, the Surviving Corporation (or its assignee) shall be entitled to exercise the rights held by the Company immediately prior to the Effective Time with respect to all Unvested Restrictions. For purposes of this Agreement, (i) “Company Cash Award” means any award granted under the Company Stock Plans or otherwise other than Company-Stock Based Awards and (ii) “Unvested Restrictions” means all repurchase, cancellation, forfeiture, vesting and other conditions or restrictions applicable to a Company Stock-Based Award or a Company Cash Award.

          (c) After the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 under the Securities Act covering the Parent Shares issuable upon the exercise of Substitute Options, and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Substitute Options.

          (d) Prior to the Effective Time the Company shall cause the Company ESPP and all rights thereunder to be suspended immediately following the close of the Investment Period (as such term is defined in the Company ESPP) ending immediately prior to the Effective Time, with the effect of such suspension being that no offering period and no Investment Period shall commence or continue under such plan during the period of such suspension. Prior to the Effective Time, the Company shall cause the Company DRIP and all rights thereunder to be suspended immediately following the close of the Investment Period (as defined in the Company DRIP) ending immediately prior to the Effective Time, with the effect of such suspension being that no offering period and no Investment Period shall commence or continue under such plan during the period of such suspension. Prior to the Effective Time, the Company shall cause the Company Thrift Plan and Company Employee Savings Plan to be amended to suspend investments in the Company Common Stock Fund and Non-ESOP Company Common Stock Fund (as defined therein, respectively) effective as of the last business day prior to the Effective Time.

     Section 7.3 Shareholder Approval; Preparation of Proxy Statement; Other Actions. (a) As soon as practicable following the date of this Agreement, each of the Company and Parent will duly call, give notice of, convene and hold meetings of their respective shareholders

(including any adjournments or postponements thereof, the “Company Shareholders Meeting” and the “Parent Shareholders Meeting,” respectively, and collectively, the “Shareholders Meetings”) for the purpose, in the case of the Company, of the holders of Company Common Stock duly approving this Agreement (“Company Shareholder Approval”) and, in the case of Parent, of the holders of Parent Shares duly approving the issuance of Parent Shares in the Merger (“Parent Shareholder Approval”). Parent and the Company will use their reasonable best efforts to hold the Parent Shareholders Meeting and the Company Shareholders Meeting on the same date. The Company shall, through its Board of Directors (but subject to the right of the Company’s Board of Directors to terminate this Agreement as set forth in Section 9.1(e)) recommend to its shareholders that the Company Shareholder Approval be given. Subject to the remainder of this Section 7.3(a), Parent shall, through its Board of Directors, recommend to its shareholders that the Parent Shareholder Approval be given. Parent shall not withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to the Company, the approval by such Board of Directors of the Parent Share Issuance, the Merger and this Agreement or the recommendation by such Board of Directors of the Parent Share Issuance or such Board of Directors’ declaration that this Agreement and the Merger are advisable and fair to and in the best interest of, Parent and its shareholders except to the extent the Board of Directors of Parent determines in its reasonable good faith judgment that the making of, or the failure to withdraw, qualify or modify such recommendation would violate the fiduciary duties of such Board of Directors of Parent under applicable law. Parent shall not take any of the actions set forth in the preceding sentence at any time after the Parent Shareholders Meeting.

          (b) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement which will include the Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall distribute the Proxy Statement to its respective shareholders.

          (c) No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement (other than filings of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) will be made by Parent or the Company without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates or officers or directors, should be discovered by Parent with respect to Parent or any of its Subsidiaries or any of its Affiliates, officers or directors or the Company with respect to the Company or any of its Subsidiaries or any of its Affiliates, officers or directors which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Parent and the Company.

          (d) Each of the Company and Parent shall use reasonable best efforts to cause to be delivered a letter of its independent auditors, dated the date two business days prior to the date on which the Registration Statement shall become effective.

     Section 7.4 Access to Information; Transition. (a) Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated as of August 12, 2004, between the Company and Parent, as the same may be amended, supplemented or modified (the “Confidentiality Agreement”) and applicable laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and its respective officers, employees, accountants, counsel and other representatives all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall (and shall cause each of its respective Subsidiaries to) make available to the other party or its designated advisors (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. After the date hereof, each of the Company or Parent, as the case may be, shall promptly deliver to Parent or the Company, as the case may be, copies of any written notifications it has receives after the date hereof of a (i) “reportable condition” or (ii) “material weakness” in the Company’s or Parent’s, as the case may be, internal controls.

          (b) Promptly after the date hereof, Parent and the Company will establish a transition team (the “Transition Team”), the chair of which will be Parent’s Executive Vice President and General Counsel (the “Transition Chairperson”) or such other person designated by Parent’s Chief Executive Officer and the other members of which (the “Transition Coordinators”) shall consist of 10 other representatives of Parent and 10 representatives of the Company, or such number as the Chief Executive Officers of Parent and the Company agree, designated by the Transition Chairperson and approved by the Chief Executive Officer (or his designee) of each of Parent and the Company. The Transition Chairperson will assign areas of responsibility to the Transition Coordinators. The parties shall instruct the Transition Coordinators, subject to the terms of the Confidentiality Agreement and applicable laws relating to the exchange of information, to facilitate the collection and exchange of information concerning the business, operations, capital spending and budgets and financial results of Parent and the Company to the extent necessary to identify ways in which the operations of Parent and the Company can be consolidated, coordinated and/or otherwise enhanced following the Effective Time. Prior to the Effective Time, the Transition Team will also coordinate any discussions with lenders or rating agencies in connection with the transactions contemplated by this Agreement or relating to the operations of Parent and the Company following the Effective Time. The Transition Coordinators will provide the Transition Chairperson with periodic reports, subject to applicable laws relating to the exchange of information, on the findings of the Transition Team and will meet periodically in person with the Transition Chairperson to brief the

Transition Chairperson on the activities and recommendations of the Transition Team, business developments and pending material business plans and decisions at each of Parent and the Company. If, at any time, after consultation with the Chairperson of the Transition Team, the taking of any action or failure to take an action is not agreed to by at least a majority of the representatives designated by each of Parent and the Company, the Transition Chairperson, together with at least one dissenting Transition Team member, shall consult with the Chief Executive Officer of each of Parent and the Company with respect thereto.

          (c) No investigation or exchange of information or other action pursuant to this Section 7.4 shall be deemed to modify any representation or warranty made by any party to this Agreement. In the event of a termination of this Agreement for any reason permitted hereby, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the other party or any of its Subsidiaries.

          (d) In the event of a Parent Acquisition Transaction or the entrance into a definitive agreement providing for a Parent Acquisition Transaction during the period in which the Company is permitted to terminate this Agreement pursuant to Section 9.1(j) Parent shall promptly provide such information to the Company with respect to such Parent Acquisition Transaction or agreement as the Company shall reasonably request in order to evaluate the Parent Acquisition Transaction; provided, however, that the right of the Company to receive such information shall be subject to any confidentiality agreement applicable to the information.

     Section 7.5 Fees and Expenses. Except as provided in this Section 7.5 and Section 9.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses of Booz Allen Hamilton Inc. and (other than attorneys’ and accounting fees and expenses) incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     Section 7.6 Public Announcements; Employee Communications. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 7.7 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which are the liability of the Company or Parent under applicable law in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”).

     Section 7.8 State Takeover Laws. If any “fair price” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 7.9 Indemnification; Directors and Officers Insurance. (a) The Surviving Corporation agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees, agents or fiduciaries under benefit plans currently indemnified by the Company and its Subsidiaries (each an “Indemnified Person”), as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, Indemnified Persons who become directors, officers, employees or fiduciaries under benefit plans of the Surviving Corporation will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the Surviving Corporation. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, the Surviving Corporation shall promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

          (b) The Surviving Corporation shall purchase officers’ and directors’ liability insurance with an insurer substantially comparable to the insurer under the Company’s current policy of at least the same coverage and amounts, containing terms and conditions no less favorable to the insured (“D&O Insurance”) for a period of no less than six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof under the Company’s current policy (the “Current Premium”); provided, however, that if the D&O Insurance is at an annual premium in excess of 200% of the Current Premium, then, unless the Board of Directors of the Surviving Corporation approves a higher amount, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium of 200% (on an annualized basis) of the Current Premium. Item 7.9 of the Company Letter sets forth the Current Premium.

          (c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Surviving Corporation and the Company.

     Section 7.10 Appropriate Actions; Consents; Filings. (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use)

reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals in such a form that none of them would constitute a Burdensome Order.

          (b) Notwithstanding anything to the contrary in Section 7.10(a), (i) except in compliance with Section 7.10(d), neither the Company nor Parent shall nor shall either permit any of its Subsidiaries to, without the prior written consent of the other party, divest or hold separate or otherwise take or commit to take any action that limits its freedom or the freedom of the other party, or after the Merger, the freedom of action of Parent or any of its Affiliates with respect to its Subsidiaries or the Subsidiaries or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates and (ii) neither Parent or any of its Affiliates, nor the Company or any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its Subsidiaries, or the Subsidiaries or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, unless such action or actions would not constitute a Burdensome Action.

          (c) Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or material written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (d) (i) Promptly after the date hereof, Parent and the Company will establish a regulatory approval team (the “Regulatory Approval Team”), the chair of which will be Parent’s Executive Vice President, Government & Environmental Affairs and Public Policy or such other person as may be designated by Parent’s Chief Executive Officer (the “Regulatory Approval Team Chairperson”), the vice-chair of which will be the Company’s Senior Vice President and General Counsel or such other person as may be designated by the Company’s Chief Executive Officer (the “Regulatory Approval Team Vice-Chair”) and the other members of which (the “Regulatory Approval Coordinators”) shall consist of representatives designated by the Chief Executive Officer of the Company (or his designee) (the “Company Regulatory Approval Coordinators”) and representatives designated by the Chief Executive Officer of Parent (or his designee) (the “Parent Regulatory Approval Coordinators”), provided that there shall be one more Parent Regulatory Approval Coordinator than Company Regulatory Approval Coordinator. Subject to Section 7.10(d)(ii), the Regulatory Approval Team Chairperson and the Regulatory Approval Team Vice-Chair will assign areas of responsibility to the Regulatory Approval

Coordinators. Subject to the terms and conditions of this Agreement, the Regulatory Approval Team will formulate the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals and coordinate filings for such approvals as set forth below. The primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals and all other approvals to be obtained from federal and foreign Governmental Entities shall reside with the entire Regulatory Approval Team and not a committee thereof.

     (ii) The Regulatory Approval Team shall have an Illinois committee, a Pennsylvania committee and a New Jersey committee (collectively, the “State Committees”). The members of each State Committee shall be appointed by the Regulatory Approval Team, with the Illinois and Pennsylvania State Committees and the New Jersey State Committee (i) being chaired by a Parent Regulatory Approval Coordinator and a Company Regulatory Approval Coordinator, respectively, and (ii) consisting of at least a majority of members who are Parent Regulatory Approval Coordinators or Company Regulatory Approval Coordinators, respectively. The Illinois State Committee shall have primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals from Illinois Governmental Entities. The Pennsylvania State Committee shall have primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals from Pennsylvania Governmental Entities. The New Jersey State Committee shall have primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals from New Jersey Governmental Entities. Each Regulatory Approval Team Committee shall report to, and shall consult on a regular basis, with the full Regulatory Approval Team.

     (iii) Neither the Company nor Parent, nor any of their respective Subsidiaries nor any committee of the Regulatory Approval Team or any member thereof or of the Regulatory Approval Team shall make or commit to make any concessions, agreements or other undertakings with or to any Governmental Entity or other Person in connection with obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals or otherwise consummating the Merger and the other transactions related to the Merger unless such concession, agreement or undertaking has been approved by the Regulatory Approval Team. If, at any time, the taking of any action or failure to take an action is not agreed to by the Regulatory Approval Team Chairperson and the Regulatory Approval Team Vice-Chair, they shall consult with the Chief Executive Officer of each of Parent and the Company with respect thereto. If the Chief Executive Officers do not agree with respect to any such action, the Regulatory Approval Team, with respect to approvals to be obtained from federal and foreign Governmental Entities or approvals not otherwise the responsibility of a State Committee, and the applicable State Committee, with respect to approvals that are the responsibility of such State Committee, shall determine which of the actions presented to the Chief Executive Officers shall be taken, in any event in compliance with and subject to the terms of this Agreement.

          (e) The Company and Parent each shall, through the Regulatory Approval Team, keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other material communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any proposed change that is reasonably likely to result in a Material Adverse Effect on the Company or Parent, respectively.

          (f) Subject to applicable laws relating to the exchange of information, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other material statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (g) No investigation or exchange of information or other action pursuant to this Section 7.10 shall be deemed to modify any representation or warranty made by any party to this Agreement. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the other party or any of its Subsidiaries.

     Section 7.11 Section 16 Matters. Assuming that the Company delivers to Parent the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Parent, shall prior to the Effective Time adopt a resolution providing that the receipt by the Company Insiders of Parent Shares in exchange for shares of Company Common Stock (including Company Restricted Shares), and of options to purchase Parent Shares upon conversion of Company Stock Options or to receive Parent Shares upon conversion of Company Performance Units, Company Performance Shares or Company RSUs, in each case, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. For purposes of this Agreement, (a) “Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and the number and description of Company Stock Options, Company Restricted Shares, Company Performance Units, Company Performance Shares and Company RSUs held by each such Company Insider and (b) “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     Section 7.12 Affiliate Letters. As promptly as practicable, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an Affiliate Letter in the form attached hereto as Exhibit B from each such Person.

     Section 7.13 Dividends. (a) After the date of this Agreement, notwithstanding anything to the contrary in this Agreement, each of Parent and the Company, respectively, shall have the right to take any action deemed necessary by such party to ensure that holders of Parent Shares and Shares, respectively, shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Parent Shares and/or Shares or any Parent Shares that any such holder receives in exchange for such Shares in the Merger, and each of Parent and the Company shall cooperate with the other in respect of the payment of dividends with respect to the Parent Shares and the Shares and the record dates and payment dates relating thereto in order to achieve the foregoing.

          (b) To the extent permitted by applicable law and consistent with the fiduciary duties of the Board of Directors of Parent, Parent shall take all actions necessary so that the first quarterly dividend paid per Parent Share by the Surviving Corporation after the Effective Time multiplied by the Exchange Ratio and rounded to the nearest cent is at least equal to the amount per Share of the most recent quarterly dividend paid by the Company prior to the Effective Time, up to a maximum of $0.47 per Parent Share (the lesser of $0.47 dividend per Parent Share and the last quarterly per Share dividend paid by the Company prior to the Effective Time divided by the Exchange Ratio rounded to the nearest cent being referred to as the “Dividend Threshold”). As close to 30 days prior to the anticipated Effective Time as reasonably practicable, Parent shall notify the Company in writing of what Parent believes will be the amount of the first quarterly dividend per Parent Share paid by the Surviving Corporation after the Effective Time. If such amount per Parent Share is less than the Dividend Threshold (the amount of such shortage is referred to as the “Dividend Shortfall”), then the Company shall be permitted to make prior to the Effective Time a one time special cash dividend to the holders of Company Common Stock in an amount per Share equal to the amount, rounded to the nearest cent, obtained by multiplying (i) the Exchange Ratio by (ii) the Dividend Shortfall.

     Section 7.14 Governance. (a) At or prior to the Effective Time, Parent shall take all actions necessary to appoint six directors who immediately prior to the Effective Time served as directors of the Company and were designated by the Chief Executive Officer of the Company to the Board of Directors of Parent so that the total number of members of the Board of Directors of the Surviving Corporation is 18. The directors appointed pursuant to this Section 7.14(a) shall be evenly allocated among Class I, Class II and Class III of the Board of Directors of the Surviving Corporation as designated by the Chief Executive Officer of the Company. All appointments made pursuant to this Section 7.14(a) shall be effective as of the Effective Time and shall comply with the applicable listing and corporate governance rules of the NYSE, the applicable provisions of the Exchange Act and all other applicable laws and regulations, in each case, as in effect at the Effective Time.

          (b) The headquarters of the Surviving Corporation and certain divisions and Subsidiaries thereof will be as set forth in the Amended and Restated By-laws of the Surviving Corporation.

          (c) The tradename and logo of the Surviving Corporation shall be as set forth on Item 7.14(c) of the Parent Letter.

          (d) Parent shall cause the Amended and Restated By-laws of Parent to be amended as provided in Exhibit A hereto effective immediately following the Effective Time.

          (e) During the four-year period immediately following the Effective Time, the Surviving Corporation shall provide, directly or indirectly, charitable contributions and traditional local community support within the service areas of the Company and each of its Subsidiaries that are utilities at levels substantially comparable to and no less than the levels of charitable contributions and community support provided by the Company and such Subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

ARTICLE VIII
CONDITIONS PRECEDENT

     Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. Each of the Parent Shareholder Approval and the Company Shareholder Approval shall have been obtained.

          (b) No Prohibition. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”), and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such Order.

          (c) Stock Exchange Listing. The Parent Shares issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (d) Registration Statement; Securities Approval. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and all applicable state blue sky securities filings, permits or approvals shall have been made or received in accordance with applicable law. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or any state securities administrator and no proceedings for that purpose shall be pending, or to the Knowledge of Parent or the Company, threatened by the SEC or any state securities administrator.

          (e) Regulatory Consents.

     (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (ii) The Parent Required Statutory Approvals and the Company Required Statutory Approvals shall have been obtained and shall have become Final Orders.

     (iii) Other than the filings provided for in Section 2.3, all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company and Parent shall have been made or obtained, as the case may be, except for those the failure to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or the Company or, after giving effect to the Merger, on Parent.

          (f) No Burdensome Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) in connection with a Company Required Statutory Approval or a Parent Required Statutory Approval that (i) requires Parent or the Company or any of their respective Affiliates to take or commit to take any Burdensome Action or (ii) would otherwise constitute a Burdensome Action (a “Burdensome Order”) and is in effect at the time all other conditions in this Article VIII to each party’s obligation to effect the Merger have been fulfilled.

     Section 8.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Parent set forth in Sections 5.3 (Capital Structure), 5.4 (Authority), 5.8 (Information Supplied), 5.21 (Required Vote of Parent Shareholders), 5.22 (State Takeover Statutes), 5.23 (Brokers) and 5.26(b) through (c) (Material Contracts) shall be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all material respects as of such specified date). The representations and warranties of Parent set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct as of the date of this

Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, do not result in a Material Adverse Effect on Parent or, after giving effect to the Merger, on Parent. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

          (b) Performance of Obligations. Parent shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent to be performed and complied with by it under this Agreement.

          (c) Tax Opinion. The Company shall have received an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Company, of Pillsbury Winthrop LLP, special counsel to the Company, or other law firm of national standing, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Pillsbury Winthrop LLP (or other law firm of national standing) may rely upon representations contained herein and representations from Parent substantially to the effect of the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially to the effect of the representations in the Company Tax Certificate attached to the Company Letter.

          (d) Material Adverse Effect. Since the date hereof, there shall not have been any event, effect, change or development that, individually or in the aggregate with other such events, effects, changes or developments, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

          (e) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which Parent or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, provided that Parent and the Company agree that the failure to obtain any one of the consents or approvals set forth on Item 8.2(e) of the Parent Letter shall not in and of itself be expected to have a Material Adverse Effect on Parent.

     Section 8.3 Conditions to the Obligations of Parent to Effect the Merger. The obligation of Parent to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Sections 4.3 (Capital Structure), 4.4 (Authority), 4.8 (Information Supplied), 4.20 (Required Vote of the Company Shareholders), 4.21 (State Takeover Statutes), 4.22 (Brokers) and 4.26 (Holdings) shall be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all material respects as of such specified date). The representations and warranties of the Company set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, do not result in a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

          (b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent, provided that Parent and the Company agree that the failure to obtain any one of the consents or approvals set forth on Item 8.3(c) of the Company Letter shall not in and of itself be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent.

          (d) Tax Opinion. Parent shall have received an opinion or opinions dated the Closing Date, in form and substance reasonably satisfactory to Parent, of Sidley Austin Brown & Wood LLP, special counsel to Parent, or other law firm of national standing, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion referred to in the preceding sentence, Sidley Austin Brown & Wood LLP (or other law firm of national standing) may rely upon representations contained herein and representations from Parent substantially to the effect of the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially to the effect of the representations in the Company Tax Certificate attached to the Company Letter.

          (e) Material Adverse Effect. Since the date hereof, there shall not have been any event, effect, change or development that, individually or in the aggregate with other such events, effects, changes or developments, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

ARTICLE IX
TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Shareholder Approval:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is a Burdensome Order which is a Final Order and which is not subject to further appeal;

          (c) by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

          (d) by Parent if (i) the Board of Directors of the Company shall not have recommended, or the Board of Directors of the Company (or any committee thereof) shall have withdrawn or shall have qualified or modified in any manner adverse to Parent its recommendation of, this Agreement or its approval of or declaration that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its shareholders or shall have taken any other action or made any other statement in connection with the Company Shareholders Meeting inconsistent with such recommendation, approval or declaration, (ii) the Board of Directors of the Company (or any committee thereof) shall have approved or recommended any Takeover Proposal, (iii) the Board of Directors of the Company (or any committee thereof) shall have proposed or resolved to do any of the foregoing in clauses (i) and (ii), (iv) the Company shall have breached Section 6.2 in any material respect or (v) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

          (e) by the Company prior to the Company Shareholders Meeting if (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (B) Parent does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in its reasonable good faith judgment after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (C) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the amount required by Section 9.2(b). The Company agrees (x) that it will not enter into a definitive agreement referred to in clause (A) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification;

          (f) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

          (g) by the Company if (i) the Board of Directors of Parent shall not have recommended, or the Board of Directors of Parent (or any committee thereof) shall have withdrawn or shall have qualified or modified in any manner adverse to the Company its recommendation of, the issuance of Parent Shares in connection with the Merger or its approval of or declaration that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and its shareholders or shall have taken any other action or made any other statement in connection with the Parent Shareholders Meeting inconsistent with such recommendation, approval or declaration or (ii) the Board of Directors of Parent or any committee thereof shall have proposed or resolved to do any of the foregoing;

          (h) by either the Company or Parent if (i) at the Company Shareholders Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained, or (ii) at the Parent Shareholders Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained;

          (i) by either Parent or the Company, if the Merger shall not have been consummated by June 20, 2006 (the “End Date”); provided, however, that if all other conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied on the Closing Date) are satisfied other than the condition of obtaining approval of the Merger by FERC under §203 of the Power Act (or any successor thereto) or approval of the Merger by the SEC under PUHCA (or any successor thereto) (collectively, the “Federal Required Statutory Approvals”) or, with respect to one or more of the Parent Required Statutory Approvals listed as Items 5, 8, 9 and 12 on Item 5.5(b) of the Parent Letter and one or more of the Company Required Statutory Approvals listed as Items 5, 6 and 10 on Item 4.5(b) of the Company Letter, each of Parent and the Company are reasonably satisfied that the applicable Governmental Entity will not issue such Parent Required Statutory Approval or Company Required Statutory Approval until one or both of the Federal Required Statutory Approvals which have not been obtained are obtained, either Parent or the Company, by written notice delivered prior to the End Date, may extend such period by six months after the End Date; provided, further, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date; or

          (j) by either the Company or Parent if a Parent Acquisition Transaction occurs or Parent or any of its Subsidiaries shall enter into a definitive agreement with respect to a Parent Acquisition Transaction; provided, however, that the Company or Parent, as the case may be, shall only be entitled to terminate this Agreement pursuant to this Section 9.1(j) for a period of ten days from the earlier to occur of such a Parent Acquisition Transaction and the public announcement of the entry into such definitive agreement with respect to such Parent Acquisition Transaction; provided, further, that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 9.1(j) after the Company Shareholders Meeting or the Parent Shareholders Meeting, respectively; for purposes of this Section 9.1(j), “Parent Acquisition Transaction” means the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of more than 50% of the voting power of the capital stock of Parent then outstanding or all or substantially all the assets of Parent.

     Section 9.2 Effect of Termination. (a) In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors, except with respect to Section 4.22, Section 5.23, Section 7.5, this Section 9.2 and Article X and Section 7.4(c); provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach hereof.

          (b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.1(d) or (ii) by the Company pursuant to Section 9.1(e), then the Company shall, on the date of such termination, pay to Parent, by wire transfer of immediately available funds, the amount of $400 million and all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

          (c) In the event that between the date hereof and the termination of this Agreement a Takeover Proposal existed or any Person shall have directly or indirectly disclosed to the Company and/or publicly disclosed or made known to the Company’s shareholders generally that if the Merger is not consummated such Person or one of its Affiliates will make a Takeover Proposal and thereafter, in each case, this Agreement is terminated by Parent or the Company pursuant to Section 9.1(h)(i) or Section 9.1(i), and if concurrently with such termination or within twelve months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to a Takeover Proposal or consummates a Takeover Proposal, then the Company shall, upon the earlier of entry into a definitive agreement with respect to a Takeover Proposal or consummating a Takeover Proposal, pay to Parent, by wire transfer of immediately available funds, the amount of $400 million and all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

          (d) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), then Parent shall, on the date of such termination, pay to the Company by wire transfer of immediately available funds, all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

          (e) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(j), then Parent shall, on the date of such termination, pay to the Company by wire transfer of immediately available funds the amount of $400 million and all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

          (f) The Company and Parent acknowledge that the agreements contained in Sections 9.2(b) through (e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or the Company, as applicable, would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to promptly pay the amount due pursuant to Section 9.2(b), (c), (d) or (e), as the case may be, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for any of the amounts set forth in Section 9.2(b), (c), (d) or (e), as the case may be, the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, its costs and expenses (including attorneys’ fees) in connection with such suit. Interest shall accrue on any amounts due under Section 9.2(b), (c), (d) or (e) from and after 30 days of the date such amount is due at the prime rate of J.P. Morgan Chase, N.A. in effect on the date such payment was required to be made.

     Section 9.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Shareholder Approval or the Parent Shareholder Approval, but if (i) the Company Shareholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company’s shareholders without obtaining such further approval or (ii) the Parent Shareholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by Parent’s shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

     Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent, to:

Exelon Corporation
10 S. Dearborn St.
Chicago, Illinois 60603
Attn: General Counsel
Fax No.: (312) 394-2900

          with a copy to:

Sidley Austin Brown & Wood LLP
10 S. Dearborn St.
Chicago, Illinois 60603
Attn: Thomas A. Cole
            Carol M. Lind
Fax No.: (312) 853-7036

          (b) if to the Company, to:

Public Service Enterprise Group Incorporated
80 Park Plaza
Newark, New Jersey 07102
Attn: General Counsel
Fax No.: (973) 622-0271

          with copies to:

Pillsbury Winthrop LLP
1540 Broadway
New York, New York 10036
Attn: David P. Falck
Fax No.: (212) 858-1500

     Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.4 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 10.5 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE LAWS OF PENNSYLVANIA OR NEW JERSEY ARE MANDITORILY APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each of the parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 10.2 shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

     Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 10.8 Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached; provided that, notwithstanding the foregoing, if a termination fee or any expenses in connection with the transactions contemplated by this Agreement are payable pursuant to Section 9.2, then, subject to Section 9.2(a), such termination fee or expenses shall be the sole remedy with respect to the failure or failures to perform or other breach or breaches giving rise to such obligation to pay such termination fee or expenses.

     Section 10.9 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

EXELON CORPORATION

By:	/s/ John W. Rowe

Name: John W. Rowe
Title: Chairman of the Board, Chief Executive Officer and President

PUBLIC SERVICE ENTERPRISE GROUP
INCORPORATED

By:	/s/ E. James Ferland

Name: E. James Ferland
Title: Chairman of the Board, Chief Executive Officer and President

EXHIBIT A

EXELON ELECTRIC & GAS CORPORATION
AMENDED AND RESTATED BYLAWS

ARTICLE I

Offices and Fiscal Year

     Section 1.01 Registered Office. The registered office of the corporation in the Commonwealth of Pennsylvania shall be at 2301 Market Street, Philadelphia, Pennsylvania 19103.

     Section 1.02 Corporate Offices. The corporation shall maintain (a) in Chicago, Illinois offices serving as its corporate headquarters, (b) in southeastern Pennsylvania offices serving as the headquarters of the nuclear generation and power trading businesses of the corporation and its subsidiaries, (c) in Newark, New Jersey offices serving as the headquarters of the generation business of the corporation and its subsidiaries and (d) offices in Chicago, Illinois, southeastern Pennsylvania and Newark, New Jersey as the headquarters of Commonwealth Edison Company, PECO Energy Company and Public Service Electric and Gas Company, respectively.

     Section 1.03 Other Offices. The corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be necessary, advisable or appropriate for the business of the corporation.

     Section 1.04 Fiscal Year. The fiscal year of the corporation shall begin on the first day of January in each year.

ARTICLE II

Notice - Waivers - Meetings Generally

     Section 2.01 Manner of Giving Notice.

     (a) General Rule. Whenever written notice is required to be given to any person under the provisions of the Business Corporation Law or by the articles or these bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger services specified) or courier service, charges prepaid, or by facsimile transmission, to the address (or to the facsimile transmission telephone number) of the person appearing on the books of the corporation, or as otherwise permitted by applicable law, or, in the case of directors, supplied by the director to the corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of facsimile transmission, when received. Notwithstanding the foregoing, written notice of any meeting of shareholders may be sent by any class of mail, postage prepaid, so long as such notice is sent at least 20 calendar days prior to the date of the meeting. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the Business Corporation Law, the articles or these bylaws.

     (b) Adjourned Shareholder Meetings. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting or the Business Corporation Law requires notice of the business to be transacted and such notice has not previously been given.

     Section 2.02 Notice of Meetings of the Board of Directors.

     Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director by telephone or in writing at least 24 hours (in the case of notice by telephone, facsimile or other electronic transmission) or 48 hours (in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in a notice of the meeting.

     Section 2.03 Notice of Meetings of Shareholders.

     (a) General Rule. Written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting not less than five nor more than 90 calendar days prior to the date of the meeting. If the secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.

     (b) Notice of Action by Shareholders on Bylaws. In the case of a meeting of shareholders that has as one of its purposes adoption, amendment or repeal of these bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby.

     Section 2.04 Waiver of Notice.

     (a) Written Waiver. Whenever any written notice is required to be given under the provisions of the Business Corporation Law, the articles or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting.

     (b) Waiver by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

     Section 2.05 Modification of Proposal Contained in Notice. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Business Corporation Law or the articles or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

     Section 2.06 Exception to Requirement of Notice.

     (a) General Rule. Whenever any notice or communication is required to be given to any person under the provisions of the Business Corporation Law or by the articles or these bylaws or by the terms of any agreement or other instrument or as a condition precedent to taking any corporate action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

     (b) Shareholders Without Forwarding Addresses. Notice or other communications need not be sent to any shareholder with whom the corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the corporation with a current address. Whenever the shareholder provides the corporation with a current address, the corporation shall recommence sending notices and other communications to the shareholder in the manner provided by these bylaws.

     Section 2.07 Use of Conference Telephone and Similar Equipment. Any director may participate in any meeting of the board of directors or a committee thereof, and the board of directors may provide by resolution with respect to a specific meeting of shareholders or with respect to a class of meetings of shareholders that one or more persons may participate in a meeting of the shareholders of the corporation, by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at the meeting.

ARTICLE III

Shareholders

     Section 3.01 Place of Meeting. Meetings of the shareholders of the corporation may be held at such place within or without the Commonwealth of Pennsylvania as may be designated by the Board of Directors, or in the absence of a designation by the Board of Directors, by the chief executive officer and stated in the notice of a meeting.

     Section 3.02 Annual Meeting. The annual meeting of the shareholders for the election of directors and the transaction of other business, if any, shall be held on such date and time as may be fixed by the board and stated in the notice of the meetings. If the board does not fix the date or time for the annual meeting, the secretary may fix the date or time for the annual meeting (or, if the board and the secretary fail to designate a date or time, at 10:30 a.m., Eastern Daylight Time on the fourth Wednesday in April of each year or, if such Wednesday is a legal holiday in the Commonwealth of Pennsylvania or in such other jurisdiction where such meeting may be held, the next succeeding business day). Failure to hold such meeting at the designated time or on the designated date or to elect some or all of the members of the board at such meeting or any adjournment thereof shall not affect otherwise valid corporate acts or work a forfeiture or dissolution of the corporation. If the annual meeting shall not have been called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

     Section 3.03 Special Meetings. Special meetings of the shareholders may be called at any time by resolution of the board of directors, which may fix the date, time and place of the meeting, and shall be called as provided in the terms of the Preferred Stock. If the board does not fix the date, time or place of the meeting, it shall be the duty of the secretary to do so. A date fixed by the secretary shall not be more than 60 calendar days after the date of the action calling the special meeting.

     Section 3.04 Quorum and Adjournment.

     (a) General Rule. A meeting of the shareholders of the corporation duly called shall not be organized for the transaction of business unless a quorum is present. Except as otherwise provided in the terms of the Preferred Stock, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the corporation owned, directly or indirectly, by it shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.

     (b) Withdrawal of a Quorum. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

     (c) Adjournments Generally. Any regular or special meeting of the shareholders, including one at which directors are to be elected and one which cannot be organized because a quorum has not attended, may be adjourned, except as otherwise provided by the Business Corporation Law, for such period and to such place as the shareholders present and entitled to vote shall direct.

     (d) Electing Directors at Adjourned Meeting. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in this Section of these bylaws, shall nevertheless constitute a quorum for the purpose of electing directors.

     (e) Other Action in Absence of Quorum. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least 15 calendar days because of an absence of a quorum, although less than a quorum as fixed in this Section of these bylaws, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

     Section 3.05 Action by Shareholders.

     (a) General Rule. Except as otherwise provided in the Business Corporation Law or the articles or these bylaws, whenever any corporate action is to be taken by vote of the shareholders of the corporation, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class, in each case at a duly organized meeting of shareholders. Except as otherwise provided in the terms of the Preferred Stock or when acting by unanimous consent to remove a director or directors, the shareholders of the corporation may act only at a duly organized meeting.

     (b) Conduct of Business. Only such business will be conducted at an annual or special meeting of shareholders as shall have been properly brought before the meeting by or at the direction of the board of directors, or with respect to an annual meeting, by any shareholder who complies with the procedures set forth in this Section.

     (1) For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given to the secretary of the corporation timely written notice of the shareholder’s intention to make a proposal, in the manner and form prescribed herein.

     (i) To be timely, a shareholder’s notice with respect to an annual meeting of shareholders must be addressed to the secretary of the corporation at the principal executive offices of the corporation and received by the secretary not less than 120 calendar days in advance of the first anniversary of the date on which the corporation first mailed its proxy materials to shareholders for the prior year’s annual meeting of shareholders, and this notice requirement shall not be affected by any adjournment of said meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

     (ii) A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

     (iii) Notwithstanding the foregoing provisions of these bylaws, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in this Section. For purposes of this Section, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg Business News, or Reuters Economic Services or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or publicly filed by the corporation with any national securities exchange or quotation service through which the corporation’s stock is listed or traded, or furnished by the corporation to its shareholders. Notwithstanding the foregoing, no notice of the date of the annual meeting is required for the advance notice provision of this Section 3.05 (b) to be effective if the annual meeting is held on such date as specified in Section 3.02 of these bylaws. Nothing in this Section will be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

     (2) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 2.03 of these bylaws or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors that the corporation would have if there were no vacancies on the board of directors (the “Whole Board”).

     (3) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Section of these bylaws will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

     Section 3.06 Organization.

     (a) Presiding Officer and Secretary of Meeting. At every meeting of the shareholders, the chief executive officer, or such other officer of the corporation designated by a majority of the Whole Board, will call meetings of shareholders to order or, in the case of vacancy in office and absence of action of the Whole Board, one of the following officers present in the order stated: The president, if there be one, the vice presidents in their order of rank and seniority shall act as “presiding officer” of the meeting. The term “presiding officer” means an officer who presides over a meeting of shareholders. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, a person appointed by the presiding officer of the meeting, shall act as secretary of the meeting.

     (b) Rules of Conduct. Unless otherwise determined by the board of directors prior to the meeting, the presiding officer of the meeting of shareholders will determine the order of business and have the authority to make such rules or regulations for the conduct of meetings of shareholders as such presiding officer deems necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies, and such other persons as the board of directors or the presiding officer shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comment by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless, and to the extent determined by the board of directors or the presiding officer of the meeting, meetings of shareholders need not be conducted in accordance with rules of parliamentary procedure.

     Section 3.07 Voting Rights of Shareholders. Unless otherwise provided in the articles, every shareholder of the corporation shall be entitled to one vote for every share standing in the name of the shareholder on the books of the corporation.

     Section 3.08 Voting and other Action by Proxy.

     (a) General Rule.

     (1) Every shareholder entitled to vote at a meeting of shareholders may authorize another person to act for the shareholder by proxy.

     (2) The presence of, or vote or other action at a meeting of shareholders by a proxy of a shareholder shall constitute the presence of, or vote or action by, the shareholder.

     (3) Where two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted, or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

     (b) Form of Proxy. Every proxy shall be in a form approved by the secretary of the corporation or as otherwise provided by the Business Corporation Law.

     (c) Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the corporation.

     (d) Expenses. The corporation shall pay the reasonable expenses of solicitation of votes or proxies of shareholders by or on behalf of the board of directors or its nominees for election to the board, including solicitation by professional proxy solicitors and otherwise.

     Section 3.09 Voting by Fiduciaries and Pledgees. Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this Section shall affect the validity of a proxy given to a pledgee or nominee.

     Section 3.10 Voting by Joint Holders of Shares.

     (a) General Rule. Where shares of the corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

     (1) if only one or more of such persons is present in person or by proxy, all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

     (2) if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

     (b) Exception. If there has been filed with the secretary of the corporation a copy, certified by an attorney-at-law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the latest document so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

     Section 3.11 Voting by Corporations.

     (a) Voting by Corporate Shareholders. Any domestic or foreign corporation for profit or not-for-profit that is a shareholder of this corporation may vote at meetings of shareholders of this corporation by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

     (b) Controlled Shares. Shares of this corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of this corporation, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.

     Section 3.12 Determination of Shareholders of Record.

     (a) Fixing Record Date. The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except as otherwise provided in the articles or in the case of an adjourned meeting, shall be not more than 90 calendar days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this Subsection. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose, except that the record date fixed to determine the holders of Preferred Stock entitled to receive dividends thereon shall not precede the respective dividend payment date by more than 40 calendar days. When a determination of shareholders of record has been made as provided in this Section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

     (b) Determination When Record Date Is Not Fixed. If a record date is not fixed:

     (1) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given.

     (2) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

     (c) Certification by Nominee. The board of directors may adopt a procedure whereby a shareholder of the corporation may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. Upon receipt by the corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

     Section 3.13 Voting Lists.

     (a) General Rule. The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof except that, if the corporation has 5,000 or more shareholders, in lieu of the making of the list the corporation may make the information therein available at the meeting by any other means.

     (b) Effect of List. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

     Section 3.14 Judges of Election.

     (a) Appointment. In advance of any meeting of shareholders of the corporation, the board of directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for an office to be filled at the meeting shall not act as a judge.

     (b) Vacancies. In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

     (c) Duties. The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

     (d) Report. On request of the presiding officer of the meeting or of any shareholder, the judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

     Section 3.15 Minors as Security Holders. The corporation may treat a minor who holds shares or obligations of the corporation as having capacity to receive and to empower others to receive dividends, interest, principal and other payments or distributions, to vote or express consent or dissent and to make elections and exercise rights relating to such shares or obligations unless, in the case of payments or distributions on shares, the corporate officer responsible for maintaining the list of shareholders or the transfer agent of the corporation or, in the case of payments or distributions on obligations, the treasurer or paying officer or agent has received written notice that the holder is a minor.

ARTICLE IV

Board of Directors

     Section 4.01 Powers.

     (a) General Rule. Unless otherwise provided by statute, all powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

     (b) Personal Liability of Directors.

     (1) A director shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expenses of any nature, including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action before, on or after the date of these bylaws, unless:

     (i) the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Business Corporation Law; and

     (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     (2) The provisions of paragraph (1) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, State or Federal law.

     (3) No amendment or repeal of this Section 4.01 shall have any effect on the liability or alleged liability of any director of the corporation for or with respect to any such act on the part of such director occurring prior to the effective date of such amendment or repeal.

     (c) Directors. A director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     (1) One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented.

     (2) Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

     (3) A committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     Section 4.02 Qualifications and Selection of Directors.

     (a) Qualifications. Each director of the corporation shall be a natural person of full age who need not be a resident of the Commonwealth of Pennsylvania or a shareholder of the corporation, except as may be required under corporate governance principles approved by the board of directors. For purposes of Section 4.06, a director’s failure to hold the number of shares as and when required under corporate governance principles approved by the board of directors shall constitute cause for such director’s removal.

     (b) Notice of Certain Nominations Required. Nominations for election of directors may be made by any shareholder entitled to vote for the election of directors if timely written notice in proper form (the “Notice”) of the shareholder’s intent to nominate a director at the meeting is given by the shareholder and received by the secretary of the corporation. To be timely, a shareholder’s Notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 calendar days before the first anniversary of the date on which the corporation first mailed its proxy materials for the prior year’s annual meeting of shareholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, Notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. The requirements of this Subsection shall not apply to a nomination for directors made to the shareholders by the board of directors or a committee thereof.

     (c) Contents of Notice. To be in proper written form, the Notice shall be in writing and shall contain or be accompanied by:

     (1) the name and residence address of the nominating shareholder and of the beneficial owner, if any, on whose behalf the nomination is made;

     (2) a representation that the shareholder giving the Notice is a holder of record of voting stock of the corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;

     (3) the class and number of shares of voting stock of the corporation owned beneficially and of record by the shareholder giving the Notice and by the beneficial owner, if any, on whose behalf the nomination is made;

     (4) such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Exchange Act (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or board of directors of the corporation;

     (5) a description of all arrangements or understandings between or among any of (A) the shareholder giving the Notice, (B) the beneficial owner on whose behalf the Notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the Notice;

     (6) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

     (7) a representation that each nominee meets the objective criteria for “independence” under applicable New York Stock Exchange listing standards and any additional objective criteria for “independence” under corporate governance principles approved by the board of directors; and

     (8) the signed consent of each nominee to serve as a director of the corporation if so elected.

     (d) Determination of Compliance. The presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the procedures of this Section and, in such event, the presiding officer will so declare to the meeting, and the defective nomination shall be disregarded. Any such decision by the presiding officer shall be conclusive and binding upon all shareholders of the corporation for any purpose. Notwithstanding the foregoing provisions of this Section, a shareholder must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth in this Section or otherwise relating to the nomination of directors by shareholders.

     (e) Election of Directors. Except as otherwise provided in these bylaws, directors of the corporation shall be elected by the shareholders only at an annual meeting of shareholders, unless such election of directors is required by the terms of any series of Preferred Stock. In elections for directors, voting need not be by ballot, unless required by vote of the shareholders before the voting for election of directors begins. The candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately up to the number of directors to be elected by the class or group of classes shall be elected. If at any meeting of shareholders, directors of more than one class are to be elected, each class of directors shall be elected in a separate election.

     Section 4.03 Number and Term of Office.

     (a) Number. The board of directors shall consist of such number of directors as may be determined from time to time by resolution of a majority of the Whole Board. Notwithstanding the preceding, during the period beginning at the Effective Time, as defined in the Agreement and Plan of Merger dated as of December 20, 2004 between the corporation and Public Service Enterprise Group Incorporated (the “Merger Agreement”) and ending on the date that is three (3) years thereafter (the “Transition Period”), the board of directors shall consist of eighteen (18) directors or such other number as shall be unanimously approved by the board of directors. At the Effective Time, twelve (12) directors shall be persons who are directors of the corporation immediately prior to the Effective Time (the “Continuing Exelon Directors”) and six (6) directors shall be directors of the corporation appointed pursuant to Section 7.14(a) of the Merger Agreement and in accordance with the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange, the Exchange Act and the rules and regulations thereunder and any other applicable laws (the “Initial PSEG Directors”). The number of Initial PSEG Directors in each class shall be equal and the number of Continuing Exelon Directors in each class shall be equal.

     (b) Term of Office. Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director. With respect to the first and second elections of directors by shareholders during the Transition Period, the board of directors or the applicable committee thereof shall nominate for election (subject to the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange and the Exchange Act and the rules and regulations thereunder) (a) the Initial PSEG Directors (or any PSEG Director having replaced either such Initial PSEG Director pursuant to Section 4.05(b) of these by-laws) currently serving in the class standing for election and (b) the Continuing Exelon Directors (or any Exelon Director having replaced any such Continuing Exelon Director pursuant to Section 4.05(b) of these by-laws) currently serving in the class standing for election. If any such PSEG Director or Exelon Director declines or is unable to stand for re-election, the board of directors or the applicable committee thereof shall nominate for election (subject to the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange and the Exchange Act and the rules and regulations thereunder) a person nominated by the board of directors or the applicable committee thereof, and approved by a majority of the remaining PSEG Directors or Exelon Directors remaining on the board of directors, as applicable.

     (c) Resignation. Any director may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation.

     (d) Classified Board of Directors. The directors shall be classified with respect to the time for which they shall severally hold office as follows:

     (1) The term of office of at least one class shall expire in each year.

     (2) Except as otherwise provided in the terms of the Preferred Stock or in the articles, the members of each class shall be elected for a period of three years provided that the term of any director elected or appointed to fill a vacancy in any class shall expire at the end of the three-year term applicable to that class.

     (3) The number of directors constituting each class shall be approximately equal in size.

     Section 4.04 Chairman of the Board; Vice Chairman of the Board.

     (a) Office of the Chairman; Vice Chairman of the Board. There shall be a chairman of the board of directors, which chairman may or may not be an officer of the corporation. Except as otherwise provided by these bylaws, the chairman of the board shall preside at all meetings of the board of directors and shall, in consultation with the chief executive officer, establish the agenda for meetings of the board of directors and each meeting of the board of directors will be conducted in accordance with such agenda unless otherwise determined by the board of directors. The chairman of the board shall perform such other duties as may from time to time be requested by the chief executive officer. In addition, the board of directors may designate by resolution a vice chairman of the board with such duties as may from time to time be requested by the board of directors.

     (b) Transition Period. Provided that Mr. James Ferland is a PSEG Director (as defined in Section 4.05(b)) and, if applicable, is elected as a director of the corporation by the shareholders of the corporation, during the period from the Effective Time through March 31, 2007, Mr. James Ferland shall be the chairman of the board and shall not be an officer of the corporation. As of April 1, 2007, Mr. Ferland shall no longer be the chairman of the board and he shall resign from the board of directors. Upon the earlier of April 1, 2007 and the date that Mr. Ferland is no longer the chairman of the board, the chief executive officer shall be the chairman of the board of directors and shall hold such position for the duration of the Transition Period.

     Section 4.05 Vacancies.

     (a) General Rule. Except as otherwise provided in the terms of the Preferred Stock or in these bylaws, vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term of the class for which such director has been chosen, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

     (b) Transition Period. During the Transition Period, the board of directors (subject to the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange, the Exchange Act and the rules and regulations thereunder and any other applicable laws) shall take all action necessary to ensure that any vacancy of a position on the board of directors to be filled by the board (i) that was held by an Initial PSEG Director or any director appointed pursuant to this sentence (a “PSEG Director”), is filled promptly by a person nominated by the board of directors or the applicable committee thereof, and approved by a majority of the PSEG Directors remaining on the board of directors and (ii) that was held by a Continuing

Exelon Director or any director appointed or nominated pursuant to this sentence (a “Exelon Director”), is filled promptly by a person nominated by the board of directors or the applicable committee thereof, and approved by a majority of the Exelon Directors remaining on the board of directors.

     (c) Action by Resigned Directors. Subject to Section 4.05(b), when one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

     Section 4.06 Removal of Directors.

     (a) Removal by the Shareholders. The entire board of directors, or any class of the board, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. In case the board or a class of the board or any one or more directors are so removed, new directors may be elected at the same meeting. The repeal of a provision of the articles or bylaws prohibiting, or the addition of a provision to the articles or bylaws permitting, the removal by the shareholders of the board, a class of the board or a director without assigning any cause shall not apply to any incumbent director during the balance of the term for which the director was selected.

     (b) Removal by the Board. The board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the board of directors.

     Section 4.07 Place of Meetings. Meetings of the board of directors may be held at such place within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be designated in the notice of the meeting.

     Section 4.08 Organization of Meetings and Executive Sessions of the Board of Directors. At every meeting of the board of directors, the chairman of the board, if there be one, or, in the case of a vacancy in the office or absence of the chairman of the board, the chairman of the corporate governance committee, or, in the case of a vacancy in the office or absence of both the chairman of the board and the chairman of the corporate governance committee, one of the following officers present in the order stated: the chief executive officer, the president, the vice presidents in their order of rank and seniority, or a person chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of the secretary and the assistant secretaries, any person appointed by the chairman of the meeting, shall act as secretary of the meeting. Meetings of the independent directors held in executive session shall be presided over by a lead director appointed by the corporate governance committee after giving due consideration to all of the members of the board regardless of whether they are PSEG Directors or Exelon Directors.

     Section 4.09 Regular Meetings. Regular meetings of the board of directors shall be held at such time and place as shall be designated from time to time by resolution of the board of directors.

     Section 4.10 Special Meetings. Special meetings of the board of directors shall be held whenever called by the chief executive officer, if there be one, or by two or more of the directors.

     Section 4.11 Quorum of and Action by Directors.

     (a) General Rule. A majority of the directors in office of the corporation shall be necessary to constitute a quorum for the transaction of business and except as otherwise provided in these bylaws the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors.

     (b) Action by Written Consent. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

     (c) Notation of Dissent. A director who is present at a meeting of the board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless the director files a written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 4.12 Committees of the Board.

     (a) Establishment and Powers. The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the corporation. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority as to the following:

     (1) The submission to shareholders of any action requiring approval of shareholders under the Business Corporation Law.

     (2) The creation or filling of vacancies in the board of directors.

     (3) The adoption, amendment or repeal of these bylaws.

     (4) The amendment or repeal of any resolution of the board that by its terms is amendable or repealable only by the board.

     (5) Action on matters committed by a resolution of the board of directors to another committee of the board.

     (b) Alternate Committee Members. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

     (c) Transition Period. During the Transition Period, a PSEG Director shall be the chairman of at least one committee of the board of directors as determined by the governance committee of the board of directors.

     (d) Term. Each committee of the board shall serve at the pleasure of the board.

     (e) Committee Procedures. The term “board of directors” or “board,” when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to any executive or other committee of the board.

     Section 4.13 Compensation. The board of directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the corporation.

ARTICLE V

Officers

     Section 5.01 Officers Generally.

     (a) Number, Qualifications and Designation. The officers of the corporation shall be a president, one or more vice presidents (which term shall include vice presidents, executive vice presidents and senior vice presidents), a secretary, a treasurer, and a chief executive officer, as the board of directors may designate by resolution, and such other officers as may be elected in accordance with the provisions of Section 5.03. Officers may but need not be directors or shareholders of the corporation. The president, secretary and treasurer shall be natural persons of full age. Any number of offices may be held by the same person.

     (b) Bonding. The corporation may secure the fidelity of any or all of its officers by bond or otherwise.

     Section 5.02 Election, Term of Office and Resignations.

     (a) Election and Term of Office. The officers of the corporation, except those elected by delegated authority pursuant to Section 5.03, shall be elected by the board of directors, and each such officer shall hold office at the discretion of the board until his or her death, resignation or removal with or without cause.

     (b) Resignations. Any officer may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as may be specified in the notice of resignation.

     Section 5.03 Subordinate Officers, Committees and Agents. The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require, including without limitation, one or more vice presidents, one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

     Section 5.04 Removal of Officers and Agents. Any officer or agent of the corporation may be removed by the board of directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     Section 5.05 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, may be filled by the board of directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

     Section 5.06 Authority.

     (a) General Rule. All officers of the corporation, as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided by or pursuant to resolutions or orders of the board of directors or, in the absence of controlling provisions in the resolutions or orders of the board of directors, as may be determined by or pursuant to these bylaws.

     (b) Chief Executive Officer . The board of directors may designate from time to time by resolution a chief executive officer. Such chief executive officer may be, but need not be, the president or chairman of the board. For at least the pendency of the Transition Period, Mr. John Rowe shall be the President and Chief Executive Officer of the Corporation.

     Section 5.07 The Chief Executive Officer. The chief executive officer, if there be one, may have general supervision over the business and operations of the corporation, subject however, to the control of the board of directors. Such chief executive officer may sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation; and, in general, may perform all duties incident to the office of chief executive officer and such other duties as from time to time may be assigned by the board of directors.

     Section 5.08 The President. The president may have general supervision over the business and operations of the corporation, subject however, to the control of the board of directors and the chief executive officer, as applicable. The president may sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation; and, in general, may perform all duties incident to the office of president and such other duties as from time to time may be assigned by the board of directors and the chief executive officer, as applicable.

     Section 5.09 The Vice Presidents. The vice presidents (which term shall include vice presidents, executive vice presidents and senior vice presidents) shall perform such duties as may from time to time be assigned to them by the board of directors or by the chief executive officer.

     Section 5.10 The Secretary. The secretary or an assistant secretary shall attend all meetings of the shareholders and of the board of directors and shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the board of directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the corporation as required by law; shall be the custodian of the seal of the corporation and see that it is affixed to all documents to be executed on behalf of the corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the board of directors or by the chief executive officer.

     Section 5.11 The Treasurer. The treasurer or an assistant treasurer shall have or provide for the custody of the funds or other property of the corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the corporation; shall deposit all funds in his, or its custody as treasurer in such banks or other places of deposit as the board of directors may from time to time designate; shall, whenever so required by the board of directors, render an account showing all transactions as treasurer, and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or by the chief executive officer.

     Section 5.12 Salaries. The salaries of the officers elected by the board of directors shall be fixed from time to time by the board of directors or by such officer or committee as may be designated by resolution of the board. The salaries or other compensation of any other officers, employees and other agents shall be fixed from time to time by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section 5.03. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE VI

Certificates of Stock, Transfer, Etc.

     Section 6.01 Share Certificates.

     (a) Form of Certificates. Certificates for shares of the corporation shall be in such form as approved by the board of directors, and shall state that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania, the name of the person to whom issued, and the number and class of shares and the designation of the series (if any) that the certificate represents. Certificates for shares of the corporation shall set forth upon the face or back of the certificate (or shall state on the face or back of the certificate that the corporation will furnish to any shareholder upon request and without charge), a full or summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued so far as they have been fixed and determined and the authority of the board of directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the classes and series of shares of the corporation.

     (b) Share Register. The share register or transfer books and blank share certificates shall be kept by the treasurer or by any transfer agent or registrar designated by the board of directors for that purpose.

     Section 6.02 Issuance. The share certificates of the corporation shall be numbered and registered in the share register or transfer books of the corporation as they are issued. They shall be executed in such manner as the board of directors shall determine.

     Section 6.03 Transfer. Transfers of shares shall be made on the share register or transfer books of the corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing, or, in the case of shares not represented by certificates, upon presentation of a duly executed instrument of assignment in form and substance satisfactory to the treasurer or any transfer agent or registrar for the corporation. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. §§ 8101 et seq., and its amendments and supplements.

     Section 6.04 Record Holder of Shares. The corporation shall be entitled to treat the person in whose name any share or shares of the corporation stand on the books of the corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

     Section 6.05 Lost, Destroyed or Mutilated Certificates. The holder of any shares of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of the certificate therefor, and the officers of the corporation may, in their discretion, cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if such officers shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as any of them may direct.

ARTICLE VII

Indemnification of Directors, Officers and
Other Authorized Representatives

     Section 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted or required by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 of this Article VII with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

     Section 7.02 Right to Advancement of Expenses. The right to indemnification conferred in Section 7.01 of this Article VII shall include the right to be paid by the corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Business Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.02 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 7.01 and 7.02 of this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing. Each person who shall act as an indemnitee of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article.

     Section 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 of this Article VII is not paid in full by the corporation within 60 calendar days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Business Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the corporation.

     Section 7.04 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the articles, these bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 7.05 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

     Section 7.06 Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

     Section 7.07 Interpretation. The provisions of this Article are intended to constitute bylaws authorized by Section 1746 of the Business Corporation Law.

ARTICLE VIII

Emergency Bylaws

     Section 8.01 Scope of Article. This Article shall be applicable during any emergency resulting from a catastrophe as a result of which a quorum of the board of directors cannot readily be assembled. To the extent not in conflict with this Article, these bylaws shall remain in effect during the emergency.

     Section 8.02 Special Meetings of the Board. A special meeting of the board of directors may be called by any director by means feasible at the time.

     Section 8.03 Emergency Committee of the Board.

     (a) Composition. The emergency committee of the board shall consist of nine persons standing highest on the following list who are available and able to act:

The chief executive officer.

Members of the board of directors.

President.

The individual who, immediately prior to the emergency, was the senior officer in charge of nuclear operations.

The individual who, immediately prior to the emergency, was the senior officer in charge of other operations.

The individual who, immediately prior to the emergency, was the senior officer in charge of finance operations.

Other officers.

     Where more than one person holds any of the listed ranks, the order of precedence shall be determined by length of time in rank. Each member of the emergency committee thus constituted shall continue to act until replaced by an individual standing higher on the list. The emergency committee shall continue to act until a quorum of the board of directors is available and able to act. If the corporation has no directors, the emergency committee shall cause a special meeting of shareholders for the election of directors to be called and held as soon as practicable. Powers. The emergency committee shall have and may exercise all of the powers and authority of the board of directors, including the power to fill a vacancy in any office of the corporation or to designate a temporary replacement for any officer of the corporation who is unavailable, but shall not have the power to fill vacancies in the board of directors.

     (b) Quorum. A majority of the members of the emergency committee in office shall constitute a quorum.

     (c) Status. Each member of the emergency committee who is not a director shall during his or her service as such be entitled to the rights and immunities conferred by law, the articles and these bylaws upon directors of the corporation and upon persons acting in good faith as a representative of the corporation during an emergency.

ARTICLE IX

Miscellaneous

     Section 9.01 Corporate Seal. The corporation may have a corporate seal in the form of a circle containing the name of the corporation, the year of incorporation and such other details as may be approved by the board of directors from time to time.

     Section 9.02 Checks. All checks, notes, bills of exchange or other orders in writing shall be signed by such person or persons as the board of directors or any person authorized by resolution of the board of directors may from time to time designate.

     Section 9.03 Contracts. Except as otherwise provided in the Business Corporation Law in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or agent to enter into any contract or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

     Section 9.04 Interested Directors or Officers; Quorum.

     (a) General Rule. A contract or transaction between the corporation and one or more of its directors or officers or between the corporation and another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

     (1) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

     (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or

     (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

     (b) Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board which authorizes a contract or transaction specified in Subsection (a).

     Section 9.05 Deposits. All funds of the corporation shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the board of directors shall from time to time determine.

     Section 9.06 Corporate Records.

     (a) Required Records. The corporation shall keep complete and accurate books and records of account, minutes of the proceedings of the incorporators, shareholders and directors and a share register giving the names and addresses of all shareholders and the number and class of shares held by each. The share register shall be kept at either the registered office of the corporation in the Commonwealth of Pennsylvania or at its principal place of business wherever situated or at the office of its registrar or transfer agent. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.

     (b) Right of Inspection. Every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to the interest of the person as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand shall be accompanied by a verified power of attorney or other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the corporation at its registered office in the Commonwealth of Pennsylvania or at its principal place of business wherever situated.

     Section 9.07 Amendment of Bylaws.

     (a) General Rule. Except as otherwise provided in the express terms of any series of the shares of the corporation or as otherwise provided by Section 9.07(b), any one or more of the foregoing bylaws and, except as otherwise stated in this Section 9.07(a), any other bylaws made by the board of directors or shareholders may be altered or repealed by the board of directors. The shareholders or the board of directors may adopt new bylaws except that the board of directors may not adopt, alter or repeal bylaws that the Business Corporation Law specifies may be adopted only by shareholders, and the board of directors may not alter or repeal any bylaw adopted by the shareholders that presumes that such bylaw shall not be altered or repealed by the board of directors.

     (b) Supermajority Vote. Sections 1.02(a), 4.01(b), 4.03(a) and (b), 4.04, 4.05, 4.08 (but only with respect to the alteration or repeal of the last sentence thereof, or a change to the bylaws having substantially the same effect), 4.12(c), 5.01(a), 5.06(b), 5.07 and 5.08 and this Section 9.07(b) may be altered or repealed only by a vote of 80% of the Whole Board.

     (c) Effective Date. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change.

As adopted [Effective Time].

EXHIBIT B

FORM OF COMPANY AFFILIATE LETTER

      , 200

Exelon Corporation
10 S. Dearborn St.
Chicago, Illinois 60603

Ladies and Gentlemen:

     I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Public Service Enterprise Group Incorporated, a New Jersey corporation (the “Company”), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 20, 2004 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), between the Company and Exelon Corporation, a Pennsylvania corporation (“Parent”), the Company will be merged with and into Parent (the “Merger”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     I have been advised that the issuance of Parent Shares pursuant to the Merger will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger Agreement is submitted to a vote of the shareholders of the Company, my ability to sell, assign or transfer any Parent Shares that I receive in exchange for any shares of Common Stock, no par value per share, of the Company (“Company Common Stock”) pursuant to the Merger may be restricted unless such sale, assignment or transfer is registered under the Securities Act or an exemption from such registration is available. I understand that such exemptions are limited and I have obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Parent Shares of Rules 144 and 145(d) promulgated under the Securities Act.

     I hereby represent and warrant to and covenant with Parent that I will not sell, assign or transfer any Parent Shares except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 (and otherwise in accordance with Rule 144 under the Securities Act, if I am an affiliate of Parent and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a “no-action” or interpretive letter from the Staff of the Commission reasonably satisfactory to Parent, is not required to be registered under the Securities Act. In the event of a sale of Parent Shares pursuant to Rule 145, I will supply Parent with evidence of compliance with such Rule, in the form of customary seller’s and broker’s Rule 145 representation letters or as Parent may otherwise reasonably request.

     I understand that Parent is under no obligation to register the sale, assignment, transfer or other disposition of Parent Shares by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

     I acknowledge and agree that appropriate legends will be placed on certificates representing Parent Shares delivered to me or held by a transferee thereof, which legends will be removed (i) by delivery of substitute certificates upon receipt of a letter from the Staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legends are no longer required for the purposes of the Securities Act and the rules and regulations thereunder or (ii) in the event of a sale of Parent Shares which has been registered under the Securities Act or made in conformity with the provisions of Rule 145.

     I further understand and agree that Parent may instruct the registrar for the Parent Shares not to register the transfer of any Parent Shares held by me unless any such transfer is made in accordance with this letter agreement.

     Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     This letter agreement constitutes the complete understanding between Parent and me concerning the subject matter hereof. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed wholly in the Commonwealth of Pennsylvania.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

Very truly yours,

Name:

Accepted this                     day
of                                        , 200  .

EXELON CORPORATION

By:

Name:
Title: